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                                                                   EXHIBIT 10.34


                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into this 17th day of November, 2003, by and among Koch Alaska Pipeline Company, LLC, an Alaska limited liability company ("Buyer"), Williams Energy Services, LLC, a Delaware limited liability company ("Seller"), and The Williams Companies, Inc., a Delaware corporation ("Williams Guarantor").

                                    RECITALS

         A. Seller owns all of the outstanding membership interests (the "WAPCO Interests") in Williams Alaska Pipeline Company, L.L.C., a Delaware limited liability company ("WAPCO"), and WAPCO owns: (i) an undivided 3.0845% interest in the Trans Alaska Pipeline System ("TAPS") and in all TAPS inventory (not including line fill) attributable to the 3.0845% undivided interest in TAPS and
(ii) 308 shares of Alyeska Pipeline Service Company ("Alyeska") ((i) and (ii) together, the "TAPS Interests");

         B. WAPCO is a party to the Trans Alaska Pipeline System Agreement dated August 27, 1970 (as amended from time to time) (the "TAPS Agreement");

         C. TAPS consists of two components: (a) the "Pipeline" component, consisting of all TAPS real and personal property of every nature and kind, other than the "Terminal Tankage" component, and (b) the "Terminal Tankage" component, consisting of all TAPS real and personal property of every nature and kind at Valdez, Alaska which real and personal property is associated with the holding of crude petroleum pending its delivery out of TAPS. The TAPS property includes, without limitation, petroleum tanks, tank farm manifolds, tank vent lines, vapor recovery system, power generation facilities and other related facilities, equipment and appurtenances;

         D. As a condition to entering into this Agreement, (i) an Affiliate of Buyer and an Affiliate of Seller have entered into that certain Asset Sale and Purchase Agreement of even date herewith by and among Williams Alaska Petroleum, Inc., as seller, The Williams Companies, Inc., as guarantor, and Flint Hills Resources, LLC, as buyer, relating to the acquisition of the North Pole refinery (the "Refinery ASPA") and (ii) Holiday Alaska, Inc. and an Affiliate of Seller have entered into that certain Asset Sale and Purchase Agreement of even date herewith by and among Williams Express, Inc., as seller, The Williams Companies, Inc., as seller's guarantor, Holiday Alaska, Inc., as buyer, and Holiday Stationstores, Inc., as buyer's guarantor, relating to the acquisition of certain convenience stores located in Alaska (the "C Stores ASPA"); and

         E. Buyer desires to purchase and acquire all of the WAPCO Interests from Seller and Seller desires to sell and assign the WAPCO Interests to Buyer, all on the terms and conditions hereinafter set forth.



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         IN CONSIDERATION of the foregoing and of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Purchase and Sale. Subject to the terms and conditions hereinafter set forth, at the Effective Time (as hereinafter defined):

                  (a) Seller shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the WAPCO Interests, free and clear of all Liens and Indebtedness, other than the Liens set forth on
         Schedule 1(a) (the "WAPCO Permitted Liens").

                  (b) Buyer agrees to take the WAPCO Interests subject to the WAPCO Contracts, including the Amended and Restated Agreement for the Operation and Maintenance of the Trans Alaska Pipeline System, as amended, (the "TAPS Operation Agreement") and the TAPS Agreement.

         2. Purchase Price; Closing Payment; Adjustment to Purchase Price.

                  (a) Purchase Price; Closing Payment. The purchase price for the WAPCO Interests shall be the sum of (i) One Hundred Million Dollars and No Cents ($100,000,000), plus or minus (ii) the Final Direct Net Working Capital, as calculated in accordance with Sections 2(c) and 2(d) of this Agreement, plus (iii) the value of the Valdez Inventory Transportation Revenue, as calculated in accordance with Section 2(e) of this Agreement, plus or minus (iv) an adjustment (if any) pursuant to Section 2(f) of this Agreement, plus or minus (v) an adjustment (if necessary) for delayed closing pursuant to Section 2(g) of this Agreement (items (i) through (v) together, the "Purchase Price"). The amount to be paid to Seller by Buyer at Closing shall be One Hundred Million Dollars and No Cents ($100,000,000), plus the Estimated Direct Net Working Capital as calculated in accordance with Section 2(b) of this Agreement plus the Valdez Inventory Transportation Revenue (the "Closing Payment").

                  (b) Estimated Direct Net Working Capital. Not later than five
         (5) days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer: (i) a certificate setting forth Seller's good faith estimate of the Direct Net Working Capital in accordance with the form as set forth on Schedule 2(b) (the "Estimated Direct Net Working Capital"), which form shall be used solely to prepare such estimate, and not for any other calculation and (ii) documentation supporting the calculation of the Estimated Direct Net Working Capital. This estimate shall be based on the WAPCO month end balance sheet for the most recent full calendar month prior to Closing.



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                  (c)      Direct Net Working Capital.

                           (i) As promptly as practicable, but no later than 45
                  days, after the Effective Time, Buyer will cause to be prepared and delivered to Seller: (A) a certificate and statement of the Direct Net Working Capital, which shall be calculated in accordance with GAAP applied on a consistent basis with those used in the preparation of the Estimated Direct Net Working Capital as described in Section 2(b) above and (B) account information for a bank account of Buyer.

                           (ii) If Seller agrees with Buyer's calculation of the
                  Direct Net Working Capital delivered pursuant to Section 2(c)(i), then such Direct Net Working Capital shall be deemed the "Final Direct Net Working Capital." If Seller disagrees with Buyer's calculation of the Direct Net Working Capital delivered pursuant to Section 2(c)(i) and Seller elects to take action with respect to such disagreement, Seller must, within twenty (20) days after delivery of the certificate and statement referred to in Section 2(c)(i), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees and shall set forth in reasonable detail the reasons for such disagreement, and Seller shall be deemed to have agreed with all other items and amounts contained in the calculation of the Direct Net Working Capital delivered pursuant to Section 2(c)(i).

                           (iii) If a notice of disagreement shall be duly
                  delivered pursuant to Section 2(c)(ii), Buyer and Seller shall, during the ten (10) days following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Direct Net Working Capital, which amount shall not be less than the amount thereof shown in Buyer's calculation delivered pursuant to Section 2(c)(i) nor more than the amount thereof shown in Seller's notice delivered pursuant to Section 2(c)(ii). If, during such period, Buyer and Seller reach an agreement as to the amount of the Direct Net Working Capital then such amount shall be deemed the "Final Direct Net Working Capital." If Buyer and Seller are unable to reach agreement within such period, they shall thereafter cause KPMG LLP promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Direct Net Working Capital. In making such calculation, KPMG LLP shall consider only those items or amounts in Buyer's calculation of the Direct Net Working Capital as to which Seller has disagreed and shall make its decision in accordance with the terms of this Agreement and GAAP as consistently applied by Seller in the preparation of the Balance Sheet. KPMG LLP shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth its judgment as to the correct calculations of the items or amounts in dispute and such report shall be considered the "Final Direct Net Working Capital." Such Final Direct Net Working Capital shall be final and binding upon Buyer, Seller and Williams Guarantor and judgment may be entered upon the determination of such independent accountants in any court having jurisdiction over the party against



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                  which such determination is to be enforced. The cost of such review and report shall be borne (A) by Buyer if the difference between the Final Direct Net Working Capital and Buyer's calculation of the Direct Net Working Capital delivered pursuant to Section 2(c)(i) is greater than the difference between the Final Direct Net Working Capital and Seller's calculation of the Direct Net Working Capital delivered pursuant to Section 2(c)(ii), (B) by Seller if the first such difference is less than the second such difference and (C) otherwise equally by Seller and Buyer.

                           (iv) Seller and Buyer shall, and shall cause their
                  respective independent accountants, WAPCO and each Subsidiary (to the extent controlled) to, cooperate and assist in the calculation of the Final Direct Net Working Capital, including the making available to the extent necessary of books, records, reports, ledgers, data, systems, work papers and personnel.

                  (d) Post Effective Time Adjustment Relating to Direct Net Working Capital.

                           (i) If Seller has delivered a notice of disagreement
                  in accordance with Section 2(c)(ii) and the amount of the Direct Net Working Capital, as calculated by Seller, is less than the amount of the Estimated Direct Net Working Capital, then Seller shall pay to Buyer, as an adjustment to the Purchase Price, the amount of such difference (the "Preliminary Effective Time Deficit") with Interest as provided in Section 2(d)(v) in immediately available funds by wire transfer to an account of Buyer as specified by Buyer pursuant to Section 2(c)(i) within three (3) Business Days after Seller has delivered its notice of disagreement.

                           (ii) If Seller has delivered a notice of disagreement
                  in accordance with Section 2(c)(ii) and the amount of the Direct Net Working Capital, as calculated by Buyer, is greater than the amount of the Estimated Direct Net Working Capital, then Buyer shall pay to Seller, as an adjustment to the Purchase Price, the amount of such difference (the "Preliminary Effective Time Surplus") with Interest as provided in Section 2(d)(v) in immediately available funds by wire transfer to an account of Seller as specified by Seller pursuant to Section 11(c) within three (3) Business Days after Seller has delivered its notice of disagreement.

                           (iii) If the Final Direct Net Working Capital is less
                  than the Estimated Direct Net Working Capital (such difference, the "Effective Time Deficit"), then Seller shall pay to Buyer, as an adjustment to the Purchase Price, the amount of such Effective Time Deficit with Interest as provided in Section 2(d)(v), net of any prior payments made pursuant to Section 2(d)(i), in immediately available funds by wire transfer to an account of Buyer as specified by Buyer pursuant to Section 2(c)(i) within three (3) Business Days after any Effective Time Deficit has been finally determined.

                           (iv) If the Final Direct Net Working Capital exceeds
                  the Estimated Direct Net Working Capital (such excess, the "Effective Time Surplus"), then Buyer shall



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                  pay to Seller, as an adjustment to the Purchase Price, the amount of such Effective Time Surplus with Interest as provided in Section 2(d)(v), net of any prior payments made pursuant to Section 2(d)(ii), in immediately available funds by wire transfer to an account of Seller as specified by Seller pursuant to Section 11(c) within three (3) Business Days after any Effective Time Surplus has been finally determined.

                           (v) The amount of any payment to be made pursuant to
                  this Section 2(d) shall bear Interest from and including the day immediately following the Effective Time.

                  (e) Valdez Inventory Transportation Revenue. Buyer shall pay Seller the value of the net transportation revenue in connection with any shipper barrels held in WAPCO inventory at the Valdez Terminal as of the Effective Time (the "Valdez Inventory Transportation Revenue"). The value of the Valdez Inventory Transportation Revenue to be paid by Buyer to Seller shall equal the WAPCO interstate tariff in effect at the Effective Time multiplied times the number of shipper barrels in WAPCO inventory at the Valdez Terminal minus a per barrel operating cost of $1.87, which reflects the Alyeska fixed and variable operating costs applicable to such shipper barrels. The Parties shall rely on Alyeska Report Number ALOA P006-1 to determine the number of shipper barrels in WAPCO inventory at the Valdez Terminal at the Effective Time.

                  (f)      Stockholder's Equity Purchase Price Adjustment.

                           (i) The Base Stockholder's Equity, as calculated at
                  June 30, 2003 and set forth on Schedule 2(f), is equal to zero (the "Base Stockholder's Equity").

                           (ii) Buyer will, as promptly as practicable, but no
                  later than 45 days after the Effective Time, cause to be prepared and delivered to Seller the Effective Time Balance Sheet, together with a certificate based on such Effective Time Balance Sheet setting forth Buyer's calculation of the Stockholder's Equity.

                           (iii) If Seller agrees with Buyer's calculation of
                  the Stockholder's Equity delivered pursuant to Section 2(f)(ii), then such Stockholder's Equity shall be deemed the "Final Stockholder's Equity." If Seller disagrees with Buyer's calculation of the Stockholder's Equity delivered pursuant to
                  Section 2(f)(ii) and Seller elects to take action with respect to such disagreement, then Seller must within twenty (20) days deliver a notice to Buyer disagreeing with such calculation and setting forth Seller's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees and shall set forth in reasonable detail the reasons for such disagreement, and Seller shall be deemed to have agreed with all other items and amounts contained in the Effective Time Balance Sheet and the calculation of the Stockholder's Equity delivered pursuant to
                  Section 2(f)(ii).



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                           (iv) If a notice of disagreement shall be duly
                  delivered pursuant to Section 2(f)(iii), then Buyer and Seller shall, during the ten (10) days following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Stockholder's Equity, which amount shall not be less than the amount thereof shown in Buyer's calculation delivered pursuant to Section 2(f)(ii) nor more than the amount thereof shown in Seller's notice delivered pursuant to Section 2(f)(iii). If during such period, Buyer and Seller reach agreement as to the amount of the Stockholder's Equity, then such amount shall be deemed the "Final Stockholder's Equity." If Buyer and Seller are unable to reach agreement within such time period, then they will promptly retain KPMG LLP to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Stockholder's Equity. In making such calculation, KPMG LLP shall consider only those ITEMS or amounts in Buyer's calculation of the Stockholder's Equity as to which Seller has disagreed and shall make its decision in accordance with the terms of this Agreement and GAAP as consistently applied by Seller in the preparation of the Balance Sheet. KPMG LLP shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth its judgment as to the correct calculations of the items or amounts in dispute and the amount set forth in such report shall be considered the "Final Stockholder's Equity." Such Final Stockholder's Equity shall be final and binding upon Buyer, Seller and Williams Guarantor. The cost of such review and report shall be borne (A) by Buyer if the difference between the Final Stockholder's Equity and Buyer's calculation of the Stockholder's Equity delivered pursuant to Section 2(f)(ii) is greater than the difference between the Final Stockholder's Equity and Seller's calculation of the Stockholder's Equity delivered pursuant to Section 2(f)(iii), (B) by Seller if the first such difference is less than the second such difference and (C) otherwise equally by Seller and Buyer.

                           (v) Seller and Buyer shall, and shall cause their
                  respective independent accountants, WAPCO and each Subsidiary (to the extent controlled), to cooperate and assist in the calculation of the Final Stockholder's Equity, including the making available to the extent necessary of books, records, reports, ledgers, data, systems, work papers and personnel.

                           (vi) If the Final Stockholder's Equity is less than
                  the Base Stockholder's Equity, then Seller shall pay such amount to Buyer, as an adjustment to the Purchase Price, in the manner and with Interest as provided in Section 2(f)(vii). If the Final Stockholder's Equity exceeds the Base Stockholder's Equity, then Buyer shall pay such amount to Seller, as an adjustment to the Purchase Price, in the manner and with Interest as provided in Section 2(f)(vii).

                           (vii) Any payment pursuant to this Section 2(f) shall
                  be made within three (3) Business Days after the Final Stockholder's Equity has been determined, in immediately available funds by wire transfer to an account of Buyer or Seller, as specified by Buyer pursuant to Section 2(c)(i), or Seller pursuant to 11(c), as the case



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                  may be. The amount of any payment to be made pursuant to this
                  Section 2(f) shall bear Interest from and including the day immediately following the Effective Time.

                  (g) Delayed Closing Potential Adjustment to Purchase Price. In the event that the transactions contemplated herein do not close within 106 days after the execution hereof, the Purchase Price shall be adjusted by (i) adding to the Purchase Price an amount equal to the Purchase Price times the Interest Rate divided by 365 and then multiplied by the number of days from the 106th day after the date hereof until the day immediately following the Effective Time, and (ii) subtracting from such amount the Net Cash Flow realized during the period from the 106th day after the date hereof to the Effective Time. Buyer will be permitted to review Seller's calculation of any adjustment pursuant to this Section 2(g) in connection with its review of the Stockholder's Equity to confirm the accuracy thereof, and if Buyer and Seller are not able to reach agreement on these amounts pursuant to the procedures set forth above, then KPMG LLP shall determine such amounts and such determination shall be final and binding on Buyer, Seller and Williams Guarantor. In making any determination pursuant to this Section 2(g), KPMG LLP shall consider only those items or amounts in Seller's calculation to which Buyer has disagreed and KPMG LLP shall make its decision in accordance with the terms of this Agreement and GAAP as consistently applied by Seller during its ownership of the WAPCO Interests.

         3. Revenues and Expenses. To the extent any of the following have not been accounted for pursuant to Section 2 or Section 4 of this Agreement:

                  (a) Seller shall be: (i) entitled to all operating revenues (and related accounts receivable) realized by or attributable to WAPCO, and (ii) responsible for the payment of all liabilities, costs and expenses (and related accounts payable), including the payment of Taxes when due and owing, incurred by or attributable to WAPCO, in each case to the extent the foregoing are earned or incurred prior to the Effective Time. WAPCO shall, either before or after the Effective Time, make such distributions and assignments as may be necessary or appropriate to give real economic effect to allocations of operating revenues and accounts receivable, net of the allocation of liabilities, costs and expenses contemplated by the first sentence of this Section 3(a). Buyer shall be: (y) entitled to all operating revenues (and related accounts receivable) realized by or attributable to WAPCO, and
         (z) responsible for the payment of all liabilities, costs and expenses (and related accounts payable), including the payment of Taxes, incurred by or attributable to WAPCO, in each case to the extent the foregoing are earned or incurred after the Effective Time.

                  (b) Notwithstanding the generality of Section 3(a), the following provisions shall be applicable to expenses relating to TAPS settlement methodology adjustments. In accordance with Section II-2
         (f)(ii) of the Tariff Settlement Methodology ("TSM") Agreement, Alyeska will reallocate actual operating costs among all TAPS Owners on a barrel-mile basis and distribute during the first quarter of a year any overpayments or underpayments collected for the prior year to the appropriate carrier. For the time period from January 1, 2003 through the Effective Time, Seller will be responsible for any underpayments due to Alyeska, and Buyer will pay to Seller the disbursement collected for



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         any overpayment for the same time period. The amounts due to or payable by Seller shall be determined as the difference between WAPCO's percentage barrel-mile share of the total TAPS barrel-mile throughputs and WAPCO's composite TAPS ownership percentage of 3.0845% in the Pipeline and Terminal Tankage for the time period of January 1, 2003 to the Effective Time, times the total TSM costs and allowances for the year as defined by the above TSM Section II-2 (f)(ii).

                  (c) Any payments to be made to Seller by Buyer in connection with Section 3 shall be made within ten (10) days of Buyer's receipt of the revenues described therein. Except as otherwise provided in Section 3(b), to the extent that a Party receives any funds to which the other Party is entitled, the Party receiving such funds shall deliver the funds to the other Party within five (5) Business Days after actual receipt of such funds. If any Party pays any cost or expense (or related account payable) that is properly borne by the other Party, the Party responsible for such cost or expense (or related account payable) shall promptly reimburse the Party who made such payment. The obligations of the parties under this Section 3(c) shall be performed without any right of setoff, except as specifically described in
         Section 3(b).

         4. Post Effective Time Tariff Adjustments and Indemnities.

                  (a) Seller Obligations. Seller, for itself, its Affiliates, successors and assigns, shall pay, indemnify, and hold harmless Buyer, its Affiliates, successors and assigns, from and against any and all liability for refund payments arising out of the matter denoted as Docket Number P-03-4, currently pending before the Regulatory Commission of Alaska, or any other retroactive tariff reduction payments required by any final, non-appealable ruling of any regulatory or judicial authorities in connection with amounts collected for the tariff rates in effect with respect to WAPCO's TAPS Interest for the period beginning January 1, 2003 and ending at the Effective Time. This obligation shall not be subject to the Minimum Indemnifiable Amount or WAPCO Threshold or included in the calculation of the maximum amount of indemnifiable Damages under Section 15 of this Agreement.

                  (b) Buyer Obligations. Buyer, for itself, its Affiliates, successors and assigns, shall pay, indemnify and hold harmless Seller its Affiliates, successors and assigns, for any under collections by Seller, including the amounts held in escrow pursuant to the Interim Temporary Rates, as determined by any final, non-appealable ruling of any regulatory or judicial authorities in connection with the tariff rates in effect with respect to WAPCO's TAPS Interest for the period beginning January 1, 2003 through the Effective Time, together with interest earned on such escrowed amounts; provided, however, Buyer shall only be obligated to the extent it has actually collected any such amounts. The obligations of this Section 4(b) shall not be subject to the Minimum Indemnifiable Amount or WAPCO Threshold or included in the calculation of the maximum amount of indemnifiable Damages under
         Section 15 of this Agreement.

         5. Seller's Representations and Warranties. Seller represents and warrants to Buyer as of the date hereof, as of the Closing Date and as of the Effective Time as follows:



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                  (a) Organization and Power. Seller and WAPCO are limited
         liability companies, duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Seller and WAPCO has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted. A true, complete and correct copy of the limited liability company agreement of each of Seller and WAPCO, as in effect on the date hereof, including all amendments thereto, has heretofore been delivered to Buyer.

                  (b) Membership Interests of WAPCO. Except as disclosed on
         Schedule 5(b), Seller owns all right, title and interest in and to the WAPCO Interests free and clear of all Liens, except for the WAPCO Permitted Liens, and upon delivery of the WAPCO Interests by Seller and payment therefor by Buyer at the Closing, good title to the WAPCO Interests, free and clear of all Liens (other than the WAPCO Permitted Liens and those that arise by action or with respect to Buyer) will pass to Buyer. There are no membership interests or other equity interests in WAPCO outstanding, other than the WAPCO Interests. There are no outstanding options, warrants, calls, preemptive or other rights, commitments or agreements of any kind to which Seller, WAPCO or their respective Affiliates is a party or by which Seller, WAPCO or their respective Affiliates is bound relating to the sale, issuance, or voting of, or the granting of rights to acquire, all or a portion of the membership interests of WAPCO or any securities convertible or exchangeable into or evidencing the right to purchase all or a portion of the membership interests or other equity interests in WAPCO, or obligating Seller, WAPCO, or their respective Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of any of Seller, WAPCO or their respective Affiliates to repurchase, redeem or otherwise acquire the membership interests of WAPCO. There are no voting trusts or other agreements or understandings to which Seller, WAPCO, or their respective Affiliates is a party with respect to voting of the membership interests of WAPCO. WAPCO owns all right, title and interest in and to the TAPS Interests free and clear of all Liens, other than the TAPS Permitted Liens.

                  (c) Authorization. Seller has the requisite power and authority to execute and deliver, and has taken all requisite action required for the execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered by Seller in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby, and no other action is necessary by Seller, its board of directors, or its members, to authorize the execution and delivery by Seller of this Agreement and such other agreements, documents and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Seller in connection with this Agreement will constitute, the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other laws affecting the rights of creditors and except in respect of equitable remedies.



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                  (d) Governmental Consents. The execution, delivery and
         performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official, other than compliance with (i) any applicable requirements of the HSR Act, (ii) any applicable requirements of the 1934 Act, (iii) any applicable requirements of the Federal Energy Regulatory Commission, (iv) any applicable requirements of the Regulatory Commission of Alaska, (v) any applicable requirements of the Secretary of the Interior, (vi) any applicable requirements of the Alaska Department of Natural Resources, and (vii) the matters disclosed on Schedule 5(d).

                  (e) No Consent Required; Noncontravention. Subject to compliance by Seller with the requirements in the TAPS Agreement regarding the preferential purchase right of the equity owners of TAPS with respect to WAPCO's equity interest in TAPS or as otherwise disclosed on Schedule 5(e), the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not, directly or indirectly, with or without notice or lapse of time: (i) result in a violation of any provision of the governing documents of Seller, WAPCO or, to the Knowledge of Seller, Alyeska; (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree (assuming compliance with the matters referred to in Section 5(d)); (iii) require any consent, approval or other action by any Person under, or constitute a default under any provision of any agreement or other instrument binding upon Seller, WAPCO or, to the knowledge of Seller, Alyeska;
         (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, WAPCO or, to the Knowledge of Seller, Alyeska or to a loss of any benefit to which Seller, WAPCO or, to the Knowledge of Seller, Alyeska is entitled under any provision of any agreement or other instrument binding upon Seller, WAPCO or Alyeska; (v) result in the creation or imposition of any Lien on the WAPCO Interests, other than the WAPCO Permitted Liens or, to the Knowledge of Seller, the TAPS Interests; or (vi) result in a violation of, or give any Governmental Authority or other person the right to challenge the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement to which Seller, or any of the WAPCO Interests or, to Seller's Knowledge, the TAPS Interests, may be subject in a manner that would adversely affect Seller's ability to perform its obligations under this Agreement.

                  (f) Operations of WAPCO; No Subsidiaries. Seller formed WAPCO solely for the purpose of owning the TAPS Interests and since its formation WAPCO has not engaged in any other business activities other than owning the TAPS Interests. WAPCO does not have any subsidiaries, and except for the TAPS Interests, WAPCO does not own any securities or other ownership interests of any entity.

                  (g) Financial Statements. The unaudited balance sheet as of December 31, 2002 and the related unaudited statements of income and cash flows for the year ended December 31, 2002 and the unaudited interim balance sheet as of June 30, 2003 and the related unaudited interim statements of income and cash flows for the six months ended June 30, 2003 of WAPCO fairly present, in conformity with GAAP applied on a consistent basis, the financial position of WAPCO as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal adjustments in the case of any unaudited interim financial statements).
         Schedule 5(g) attached hereto includes: WAPCO's unaudited interim balance sheet as of June 30, 2003 and the related unaudited interim statements of income and cash flows for the six months ended June 30, 2003 of WAPCO. Certain adjustments have been made to the June 30, 2003 WAPCO unaudited interim balance sheet. These adjustments appear on the Balance Sheet, which is also included in Schedule 5(g).

                  (h) Absence of Certain Changes. Except as set forth in
         Schedule 5(h) or as specifically contemplated by this Agreement, since March 31, 2003, WAPCO's business has been operated only in the Ordinary Course of Business, and there has not been any of the following:

                           (i) any event, occurrence, development or state of
                  circumstances or facts which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on WAPCO;

                           (ii) other than contemplated by Section 3(a) above,
                  any declaration, setting aside or payment of any dividend or other distribution with respect to any membership interests of WAPCO, or any repurchase, redemption or other acquisition by WAPCO of any outstanding membership interests of WAPCO;

                           (iii) any amendment of any material term of the
                  membership interests of WAPCO;

                           (iv) any incurrence, assumption or guarantee by WAPCO
                  of any Indebtedness;

                           (v) to Seller's Knowledge, any material loss, damage,
                  destruction, condemnation or other casualty (whether or not covered by insurance) affecting the TAPS Interests;

                           (vi) any change in any of the accounting principles
                  followed by WAPCO;

                           (vii) any making of any loan, advance or capital
                  contributions to or investment in any Person, other than loans, advances or capital contributions to or investments in Alyeska or TAPS made pursuant to and in accordance with the WAPCO Contracts;

                           (viii) any transaction or commitment made, or any
                  contract or agreement entered into, by WAPCO relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by WAPCO of any contract or other right, in either case, material to WAPCO, other than transactions and commitments contemplated by this Agreement;

                           (ix) any (A) employment, compensation, consulting,
                  severance, retirement or other similar agreement entered into with any Person, including any director or officer of WAPCO (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any Person, including any director or officer of WAPCO, or (C) change in compensation or other benefits payable to any Person, including any director or officer of WAPCO pursuant to any severance or retirement plans or policies thereof;

                           (x) any capital expenditure, or commitment for a
                  capital expenditure, for additions or improvements to property, plant and equipment related to TAPS brought to the TAPS owners' committee, other than in the Ordinary Course of Business;

                           (xi) a grant of, or the existence of, any Lien on any
                  of the WAPCO Interests, other than the WAPCO Permitted Liens;
                  or

                           (xii) an agreement, whether in writing or otherwise,
                  to do any of the foregoing.

                  (i) No Undisclosed Material Liabilities. There are no liabilities of WAPCO of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                           (i) liabilities provided for in the Balance Sheet or
                  disclosed in the notes thereto;

                           (ii) liabilities disclosed in Schedule 5(i); and

                           (iii) other undisclosed liabilities which,
                  individually or in the aggregate, are not material to WAPCO.

                  (j)      Litigation.

                           (i) There is no pending Action or other Proceeding
                  before any court, arbitrator or any Governmental Authority by, against or affecting Seller or WAPCO or any of their respective assets that challenges the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with the transactions contemplated hereby, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated hereby. No such proceeding has been Threatened and, to the Knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding.

                           (ii) Except as set forth in Schedule 5(j)(ii), no
                  Action or Proceeding is pending or Threatened against WAPCO and, to Seller's Knowledge, there are not any matters which are reasonably likely to result in any such Action or Proceeding against WAPCO. WAPCO has not been served any notice of an Action or Proceeding relating to its TAPS Interests, except as set forth on Schedule 5(j)(ii) or
                  Schedule 5(y)(iv).

                  (k) Intercompany Accounts. Schedule 5(k) contains a complete list of all intercompany balances as of June 30, 2003 between WAPCO and its Affiliates. Since June 30, 2003, there has not been any accrual of liability by WAPCO to any of its Affiliates or other transaction between WAPCO and any of its Affiliates, except with respect to the period prior to the date of this Agreement, in the Ordinary Course of Business of WAPCO, and thereafter, as provided in Schedule 5(k).

(l)      Material Contracts.

                           (i) Except for the agreements disclosed in Schedule
                  5(l) (such agreements, the "WAPCO Contracts"), WAPCO is not bound by or through any financial or performance guaranties and is neither a party to nor in contractual privity under:

                                    (A) any material lease (whether of real or
                           personal property);

                                    (B) any material agreement for the purchase
                           of materials, supplies, goods, services, equipment or other assets;

                                    (C) any material agreement providing for the
                           sale by WAPCO of materials, supplies, goods, services, equipment or other assets;

                                    (D) any partnership, joint venture or other
                           similar agreement or arrangement;

                                    (E) any agreement relating to the
                           acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                                    (F) any agreement relating to Indebtedness
                           (whether incurred, assumed, guaranteed or secured by any asset);

                                    (G) any material option, license, franchise
                           or similar agreement;

                                    (H) any material agency, dealer, sales
                           representative, marketing or other similar agreement;

                                    (I) any agreement that limits the freedom of
                           WAPCO to compete in any line of business or with any Person or in any area or which would so limit the freedom of WAPCO after the Effective Time;

                                    (J) any agreement with (1) Seller or any of
                           its Affiliates, (2) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates, (3) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any of its Affiliates or
                           (4) any director or officer of Seller or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

                                    (K) any agreement with any director or
                           officer of WAPCO or with any "associates" or members of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

                                    (L) any other agreement, commitment,
                           arrangement or plan not made in the Ordinary Course of Business that is material to WAPCO.

                           (ii) Except as set forth on Schedule 5(l), (A) WAPCO,
                  and to Seller's Knowledge, each other Person that has any obligation or liability under any WAPCO Contract is in compliance with all applicable material terms and requirements of each such WAPCO Contract, (B) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give WAPCO or any other Person, the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any WAPCO Contract, (C) there has not been any amendment or modification to any WAPCO Contracts, and (D) the WAPCO Contracts have not been assigned in any manner. WAPCO has not given or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any WAPCO Contract. Each WAPCO Contract is in full force and effect, and is valid, binding and enforceable in accordance with its terms. True and complete copies of each WAPCO Contract have been delivered or made available to Buyer.

                           (iii) Pursuant to Section 4.03 of that certain
                  Agreement of Sale and Purchase of an Undivided Interest in TAPS, dated March 24, 2000, by and among Mobil Alaska Pipeline Company ("MAPL") and WAPCO, WAPCO maintains an obligation to collect and timely remit to MAPL monies associated with the Dismantlement, Removal and Restoration ("DR&R") of TAPS related to a DR&R indemnity from MAPL. Throughout its ownership of the TAPS Interests, WAPCO has fulfilled its obligations with respect to the collection and timely remittance of the DR&R monies. There exists no claim, pending or Threatened, by MAPL or the successors or affiliates of MAPL, that WAPCO's DR&R collection and remittance obligations are deficient. Further, to the Knowledge of Seller, there exists no material breach of any of the provisions of the March 24, 2000, Agreement of Sale and Purchase of an Undivided Interest in TAPS on the part of either party to that agreement, except as set forth on
                  Schedule 5(l)(ii).

                  (m) Finders' Fees. Except with respect to the fee owed to Lehman Brothers Inc., which fee shall be the sole obligation of, and be paid by, Seller or its Affiliates (other than WAPCO), there is no liability, contingent or otherwise, for investment bankers', brokers' or finders' fees relating to the transactions contemplated by this Agreement.

                  (n) Compliance with Laws and Court Orders. Except as set forth on Schedule 5(n), and except with respect to Environmental Matters (which is subject of separate representations in Section 5(u)) and Taxes (which is subject of separate representations in Section 5(v)), neither WAPCO nor, to the Knowledge of Seller, Alyeska is in violation of, and since June 30, 2000, neither WAPCO nor, to the Knowledge of Seller, Alyeska has violated, and neither WAPCO nor, to the Knowledge of Seller, Alyeska is under investigation with respect to, or has been Threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree that would have a Material Adverse Effect on WAPCO.

                  (o)      Properties.

                           (i) WAPCO has good, valid and marketable title to, or
                  in the case of leased property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after June 30, 2003, except for properties and assets sold since June 30, 2003 in the Ordinary Course of Business. None of such property or assets is subject to any Lien, except the WAPCO Permitted Liens and the TAPS Permitted Liens.

                           (ii) There are no developments affecting any such
                  property or assets pending or Threatened, which might materially detract from the value, materially interfere with any present use or materially adversely affect the marketability of any such property or assets.

                           (iii) All leases of such real property and personal
                  property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

                           (iv) The property and assets owned or leased by
                  WAPCO, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of WAPCO and are adequate to conduct such businesses as currently conducted.

                  (p) Intellectual Property.

                           (i) The Intellectual Property listed on Schedule 5(p)
                  constitutes all the Intellectual Property necessary for, or used or held for use in, the conduct of the business of WAPCO during the previous twelve (12) months and as currently conducted. Except with regards to the Intellectual Property that is included in the Excluded Items, there exist no restrictions on the disclosure, use or transfer of the Intellectual Property and the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any such Intellectual Property.

                           (ii) WAPCO has not infringed, misappropriated or
                  otherwise violated any Intellectual Property of any third person. There is no Action or Proceeding pending against, or, to the Knowledge of Seller, Threatened against or affecting, WAPCO or any present or former officer or director of WAPCO
                  (A) based upon, or challenging or seeking to deny or restrict, the rights of WAPCO in any of the Intellectual Property, (B) alleging that the use of the Intellectual Property or any services provided, processes used or products manufactured, used, imported or sold by WAPCO do or may conflict with, misappropriate, infringe or otherwise violate any intellectual property of any third party or (C) alleging that WAPCO has infringed, misappropriated or otherwise violated any intellectual property of any third party.

                           (iii) None of the Intellectual Property material to
                  the operation of the business of WAPCO has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Seller, all such Intellectual Property is valid and enforceable.

                  (q) Insurance Coverage. Schedule 5(q) contains a summary schedule of all insurance policies and surety bonds relating to the assets, business, operations, officers or directors of WAPCO. At the Effective Time, all such insurance policies shall remain with Williams Guarantor and coverage for WAPCO shall terminate under such insurance policies. There is no claim by WAPCO pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and WAPCO has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since July 1, 2000 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of WAPCO. There is not any Threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

                  (r) Permits. Schedule 5(r) correctly describes each Permit together with the name of the Governmental Authority issuing such Permit. Except as set forth on Schedule 5(r), (i) the Permits are valid and in full force and effect, (ii) WAPCO is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

                  (s) No Employees. WAPCO does not have and has never had any employees.

                  (t) No Employee Benefit Plans. WAPCO has never maintained, administered or contributed to an "employee benefit plan," as defined in Section 3(3) of ERISA and neither WAPCO nor any ERISA Affiliate has any liability under any "employee benefit plan." None of WAPCO, any ERISA Affiliate and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any employee benefit plan subject to Title IV of ERISA. None of WAPCO, any ERISA Affiliate of WAPCO and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

                  (u) Environmental Matters. Except as disclosed on Schedule
         5(u):

                           (i) no notice, notification, demand, request for
                   information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Action is pending or Threatened by any Governmental Authority or other Person naming WAPCO or, to Seller's Knowledge, Alyeska and relating to or arising out of any Environmental Law;

                           (ii) to the Knowledge of Seller, there are no
                   liabilities of or relating to WAPCO or Alyeska of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

                           (iii) to the Knowledge of Seller, no incinerator,
                   sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by WAPCO or Alyeska;

                           (iv) to the Knowledge of Seller, no Hazardous
                   Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by WAPCO or Alyeska;

                           (v) to the Knowledge of Seller, no property now or
                   previously owned, leased or operated by WAPCO or Alyeska or any property to which WAPCO or Alyeska has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up;

                           (vi) to the Knowledge of Seller, each of WAPCO and
                   Alyeska is in compliance with all Environmental Laws and has obtained and is in compliance with all environmental Permits; such environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

                           (vii) to the Knowledge of Seller, there has been no
                   environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of WAPCO or Alyeska or any property or facility now or previously owned, leased or operated by WAPCO or Alyeska which has not been delivered to Buyer at least ten days prior to the date hereof; and

                           (viii) WAPCO does not own, lease or operate and has
                   not owned, leased or operated any property or conducted any operations in any state other than Alaska.

                  (v)      Tax Matters.  Except as set forth in Schedule 5(v):

                           (i) WAPCO has timely filed (or has had filed on its
                  behalf) all Tax Returns required to be filed that relate in any way to WAPCO's assets and has timely paid all Taxes due, whether reflected on such Tax Returns or under any assessment, as applicable, before the date of this Agreement, and all such Tax Returns are true, complete, and accurate;

                           (ii) there is no Action, audit, written claim or
                  assessment pending or Threatened, with respect to such Tax Returns or Taxes the non-payment of which could give rise to a Lien upon, or otherwise could adversely affect, any of WAPCO's assets or the use thereof or could cause Buyer to incur any liability or obligation;

                           (iii) WAPCO has not received written notice of any
                  assessment of any Taxes;

                           (iv) there is not in force any waiver of any statute
                  of limitations in respect to Tax Returns or Taxes, or any outstanding request for such a waiver;

                           (v) there is not in force any extension of time for
                  the assessment or payment of any Taxes or the filing of any Tax Return;

                           (vi) there are no Liens with respect to Taxes upon
                  WAPCO's assets, except for Liens for Taxes not yet due;

                           (vii) WAPCO has withheld and paid all Taxes required
                  to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

                           (viii) WAPCO is not a party to any Tax allocation or
                  sharing agreement;

                           (ix) Seller formed WAPCO as a single member limited
                  liability company and WAPCO since its formation has been a single member limited liability company;

                           (x) WAPCO has not made an election to be treated as a
                  corporation for federal or state income tax purposes;

                           (xi) WAPCO has not received any assets pursuant to
                  any transaction that would be treated as anything other than a conveyance of assets for cash consideration for United States federal income tax purposes or other state law purposes;

                           (xii) WAPCO is not liable for, and has not had
                  asserted against it, any liability or obligation for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract or otherwise;

                           (xiii) WAPCO has not distributed the stock of another
                  Person, nor has WAPCO had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or 361; and

                           (xiv) WAPCO is not a non-resident, alien, foreign
                  corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the rules and regulations promulgated thereunder).

                  (w) Representations. To Seller's Knowledge, no representation, warranty or other statement made by Seller to Buyer in this Agreement or any statement, certificate or schedule furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact that would make the statements contained therein misleading. Seller has no Knowledge of any fact that has specific application to Seller that may have a Material Adverse Effect that has not been set forth in this Agreement.

                  (x) No Bankruptcy Proceedings. There are no bankruptcy, reorganization or receivership proceedings pending or planned by Seller, WAPCO or any of their direct or indirect parents (including Williams Guarantor). Seller is not entering into this Agreement with the intent (whether actual or constructive) to hinder, delay, or defraud its present or future creditors.

                  (y) Alyeska. To Seller's Knowledge, (i) Alyeska is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware; (ii) the authorized capital stock of Alyeska consists of 10,000 shares of common stock, par value

         $1.00 per share and all of the outstanding shares of capital stock of Alyeska have been duly authorized and validly issued and are fully paid and non-assessable and free of pre-emptive rights; (iii) Schedule 5(y)(iii) contains a copy of the audited balance sheet of Alyeska (including the notes thereto) included as the 2002 Accounting to the Owners of TAPS (the "Alyeska Balance Sheet") and the Alyeska Balance Sheet presents fairly the financial condition of Alyeska as of the date thereof in accordance with GAAP; (iv) except as set forth in Schedule 5(y)(iv) and except with regards to worker compensation Actions, Proceedings and claims, there are no Actions or Proceedings pending or Threatened against Alyeska or against TAPS, at law or in equity, or before any arbitrator of any kind, or before or by any Governmental Authority; nor is there any existing ground in which any such Action or Proceeding could be commenced with any reasonable likelihood of success; (v) except as disclosed in the Alyeska Balance Sheet, and except for current liabilities incurred in the Ordinary Course of Business since the date of the Alyeska Balance Sheet, Alyeska does not have any liabilities or obligations of any nature that would have a Material Adverse Effect on Alyeska or its business; (vi) Alyeska has filed all tax returns that it was required to file with respect to TAPS or any of the TAPS Owners, and has paid all taxes shown thereon as owing; and (vii) Alyeska has maintained, repaired and operated TAPS and the TAPS Interests in substantial compliance with all TAPS-related Federal and state rights of way, leases and easements and with all applicable laws and regulations applicable to TAPS and its business (including, without limitation, any Environmental Laws).

                  (z) DISCLAIMER. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT AND THE OTHER AGREEMENTS, DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AGREEMENT, SELLER DOES NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY SUCH OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER.

         6. Williams Guarantor's Representations and Warranties. Williams Guarantor represents and warrants to Buyer as of the date hereof, as of the Closing Date and as of the Effective Time as follows:

                  (a) Organization and Good Standing. Williams Guarantor is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

                  (b) Authority and Binding Obligation. Williams Guarantor has full corporate power and authority to execute and deliver this Agreement and the Williams Guaranty, to perform its obligations under this Agreement and the Williams Guaranty and to consummate the transactions contemplated in this Agreement and the Williams Guaranty. The execution, delivery, and performance of this Agreement and the Williams Guaranty by Williams Guarantor have been duly and validly authorized by all necessary corporate, shareholder and other action and no further corporate, shareholder or other action is necessary on the part of Williams Guarantor to execute and deliver this Agreement and the Williams Guaranty and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Williams Guaranty. This Agreement and the Williams Guaranty constitute legal, valid and binding obligations of Williams Guarantor enforceable against Williams Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

                  (c) No Consent Required; Noncontravention. Except as specified on Schedule 6(c):

                                    (i) no consent, approval or other action
                  with, or to, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Williams Guarantor of this Agreement or the Williams Guaranty; and

                                    (ii) neither the execution and delivery of
                  this Agreement or the Williams Guaranty by Williams Guarantor, nor the consummation of the transactions contemplated hereby or thereby will (A) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of Williams Guarantor; (B) result in a violation of or conflict with any Legal Requirement or Governmental Action applicable to or affecting Williams Guarantor or any of its assets or properties; (C) result in any breach of, or a maturity under, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent, approval or other action under, or result in, or give to others any rights of, termination, amendment or acceleration of any material contract, right or obligation of Williams Guarantor or to a loss of any benefit to which Williams Guarantor is entitled under any provision of any agreement or other instrument binding on Williams Guarantor; (D) give any Person the right or option to purchase the WAPCO Interests or any of the equity of, or interest in, WAPCO; or (E) result in the creation of any Lien on the WAPCO Interests or any of the equity of, or interest in, WAPCO, other than the WAPCO Permitted Liens.

                  (d) Litigation. Except as specified on Schedule 6(d), there are no Actions pending or, to the knowledge of Williams Guarantor, threatened or anticipated by any Person against or affecting Williams Guarantor by or before any arbitrator or Governmental Authority that
         (i) questions the validity or enforceability of the Williams Guaranty or this Agreement or (ii) which could prohibit, limit, or delay the consummation of the transactions contemplated by this Agreement and the Williams Guaranty.

                  (e) Actions and Proceedings. Except as specified on Schedule 6(e), no Action is pending or, to the knowledge of Williams Guarantor, threatened before any arbitrator or administrator or Governmental Authority to delay, impair, restrain, limit, enjoin or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement, or the Williams Guaranty or any of the transactions contemplated hereby or thereby.

                  (f) Financial Capacity; Future Performance. Williams Guarantor has and will have the financial capacity to guaranty Seller's payments and performance under the Agreement. Except as described in its filings with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, Williams Guarantor is not aware of any facts or circumstances that now or in the future would have a Material Adverse Effect on its financial condition, results of operations, business, properties, assets, or liabilities. Williams Guarantor is solvent, is not in the hands of a receiver, nor is any receivership pending, and no proceedings are planned or pending by or against it for bankruptcy or reorganization in any state or federal court.

                  (g) Other Indebtedness. Schedule 6(g) contains a complete list of bonds, letters of credit and guaranties issued by Williams Guarantor affecting WAPCO's assets.

                  (h) DISCLAIMER. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, WILLIAMS GUARANTY AND THE OTHER DOCUMENTS AND INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT, WILLIAMS GUARANTOR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY SUCH OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER.

         7. Buyer's Representations and Warranties. Buyer represents and warrants to Seller and Williams Guarantor as of the date hereof, as of the Closing Date and as of the Effective Time as follows:

                  (a) Organization and Power. Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Alaska. Buyer has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted. A true, complete and correct copy of the limited liability company agreement of Buyer, as in effect on the date hereof, including all amendments thereto, has heretofore been delivered to Seller.

                  (b) Authorization. Buyer has the requisite power and authority to execute and deliver, and has taken all requisite action required for the execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby, and no other action is necessary by Buyer, its board of directors, or its members, to authorize the execution and delivery by Buyer of this Agreement and such other agreements, documents and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement will constitute, the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other laws affecting the rights of creditors and except in respect of equitable remedies.

                  (c) Governmental Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official other than compliance with (i) any applicable requirements of the HSR Act, (ii) any applicable requirements of the Federal Energy Regulatory Commission, (iii) any applicable requirements of the Regulatory Commission of Alaska, (iv) any applicable requirements of the Secretary of the Interior, (v) any applicable requirements of the Alaska Department of Natural Resources, and (vi) the matters disclosed on
         Schedule 7(c).

                  (d) No Consent Required; Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not, directly or indirectly, with or without notice or lapse of time:
         (i) result in a violation of any provision of the governing documents of Buyer; (ii) assuming compliance with the matters referred to in
         Section 7(c), violate any applicable law, rule, regulation, judgment, injunction, order or decree; or (iii) result in a violation of, or give any Governmental Authority or other person the right to challenge the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Buyer, or any assets owned or used by Buyer, may be subject in a manner that would adversely affect Buyer's ability to perform its obligations under this Agreement

                  (e) Litigation. There is no pending action, suit, investigation, arbitration or other proceeding before any court, arbitrator or any Governmental Authority, agency or official by, against or affecting Buyer that challenges the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection with the transactions contemplated hereby, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated hereby. To the knowledge of Buyer, (i) no such proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding.

                  (f) Finders' Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                  (g) Purchase for Investment. Buyer is acquiring the WAPCO Interests for Buyer's own account, for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities or any part thereof in violation of federal or state securities laws. Buyer acknowledges that the WAPCO Interests constitute "restricted securities" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") by reason of their issuance in a transaction exempt from registration under the Securities Act, and that the WAPCO Interests may only be transferred pursuant to an effective registration statement under the Securities Act and qualification or registration under applicable state securities laws, or an exemption therefrom. Buyer acknowledges that there is no public market for the WAPCO Interests and has not been given and is not relying on any assurances that such a public market will ever exist, and thus Buyer may be required to hold the WAPCO Interests indefinitely.

                  (h) Accredited Investor. Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, is capable of evaluating the merits and risks of an investment in securities of privately held companies such as WAPCO and can bear to lose its entire investment in the WAPCO Interests.

                  (i) NO OTHER REPRESENTATIONS. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT AND THE OTHER AGREEMENTS, DOCUMENTS AND INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT, BUYER DOES NOT MAKE ANY OTHER REPRESENTATIONS AND WARRANTIES.

         8A.      Covenants of Seller.

                  Seller agrees that:

                  (a) Conduct of the Company. Except as specifically contemplated in this Agreement or upon obtaining Buyer's prior written consent, from the date of this Agreement until the Effective Time:

                           (i) Seller shall cause WAPCO to conduct its business,
                  and own and maintain the TAPS Interests, only in the Ordinary Course of Business;

                           (ii) Seller shall not cause or allow WAPCO to (A)
                  amend its operating agreement; (B) issue, sell or agree to issue or sell any securities or any rights, options or warrants to acquire its interests, or securities convertible into or exchangeable or exercisable for securities; (D) merge or consolidate with, or transfer all or substantially all of its assets to, another business entity; or (E) liquidate, wind up or dissolve (or suffer any liquidation or dissolution);

                           (iii) Seller shall not cause or allow WAPCO to (A)
                  acquire any corporation, partnership or other business entity or any interest therein or acquire a material amount of assets; (B) sell, lease or sublease, transfer or otherwise dispose of any of any of its assets (other than in the Ordinary Course of Business); (C) make any loan, advance or capital contribution to, or investment in, any Person; or (D) mortgage, pledge, or otherwise encumber any of its assets;

                           (iv) Seller shall not cause or allow WAPCO to (A)
                  incur any indebtedness for borrowed money; (B) incur any other material obligation or liability; or (C) assume, endorse, guarantee or otherwise become liable or responsible for the liabilities or obligations of any Person or its Affiliates;

                           (v) Seller shall cause WAPCO to keep and maintain
                  accurate books, records and accounts in accordance with GAAP, and will not change the accounting principles used by it unless required by Legal Requirement or GAAP;

                           (vi) Seller shall not and shall not cause or allow
                  WAPCO to create, incur or assume any Lien on the WAPCO Interests, except for the WAPCO Permitted Liens incurred in the Ordinary Course of Business;

                           (vii) Seller shall cause WAPCO to (A) pay or accrue
                  all Taxes and other governmental charges imposed upon any of its assets or with respect to its franchises, business, income or assets before any penalty or interest accrues thereon; (B) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by Legal Requirements have or may become a Lien upon any of its assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (C) comply in all material respects with the requirements of all applicable Legal Requirements, rules, regulations and orders of any Governmental Authority, and comply with and enforce the provisions of all material contracts to which it is a party, including paying when due all rentals, royalties, expenses and other liabilities relating to its business or assets; provided, however, that WAPCO may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable Legal Requirement, rule, regulation or order or any material contract if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP and as may be determined as sufficient by WAPCO;

                           (viii) Seller shall cause WAPCO to preserve and keep
                  in full force and effect its legal existence and material rights and franchises and to preserve intact its relationships with third parties and to keep available the services of its present officers and directors;

                           (ix) Seller shall not and shall not cause or allow
                  WAPCO to enter into any additional contracts, agreements, leases, licenses, commitments, sale or purchase orders that affect WAPCO's assets and are performable after the Effective Time (other than in the Ordinary Course of Business);

                           (x) Seller shall not and shall not cause or allow
                  WAPCO to modify, change, amend, waive, release, grant, close out, or transfer any rights under any contract (collectively, "Modifications"), except non-material Modifications in the Ordinary Course of Business;

                           (xi) Seller shall not and shall not cause or allow
                  WAPCO to settle or compromise any material claims or litigation, without the express written consent of Buyer;

                           (xii) Seller shall not and shall not cause or allow
                  WAPCO to enter into an agreement, contract, commitment or arrangement to do any of the foregoing; and

                           (xiii) Seller will not, and will not permit WAPCO to
                  (i) take or agree or commit to take any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                  (b) Interim Access to Information. From the date hereof until the Effective Time, Seller will (i) give, and will cause WAPCO to give, Buyer, its counsel, advisors, auditors and other authorized representatives full access to the offices, properties, books and records of WAPCO and to the books and records of Seller relating to WAPCO, (ii) furnish, and will cause WAPCO to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to WAPCO as such Persons may reasonably request and (iii) instruct the counsel and financial advisors of Seller and WAPCO to cooperate with Buyer in its investigation of WAPCO. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or WAPCO. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder. Seller shall have the right to have a representative present at all times of any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of Seller. Buyer shall be responsible for its own costs and expenses in connection with these activities. Additionally, the information, reports, records and all other information provided to Buyer pursuant to this Section will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement and as appropriate Highly Sensitive Information as provided in the confidentiality acknowledgement between WAPCO and Koch Pipeline Company, L.P. dated October 8, 2003. Buyer, however, shall not be entitled to access to any materials containing privileged communications. Buyer expressly acknowledges that nothing in this Section is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein. Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their officers, directors, employees and agents from and against all losses, claims, demands, lawsuits, judgments, costs, expenses (including reasonable attorney's fees) and other liabilities arising out of personal injury or death suffered by Buyer's or Seller's or its Affiliates' employees or contractors to the extent caused by Buyer or its employees or agents during inspection of WAPCO's assets under this Section.

                  (c) Confidentiality. After the Effective Time, Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning WAPCO, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired or developed by Seller from sources other than those related to its prior ownership of WAPCO. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                  (d) Notices of Certain Events. Seller shall promptly notify Buyer of:

                           (i) any notice or other communication from any Person
                  alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii) any notice or other communication from any
                  Governmental Authority in connection with the transactions contemplated by this Agreement; and

                           (iii) any actions, suits, claims, investigations or
                  proceedings commenced or Threatened against, relating to or involving or otherwise affecting Seller or WAPCO that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5(j)(ii) or that relate to the consummation of the transactions contemplated by this Agreement.

                  (e) Resignations. Seller will deliver to Buyer the resignations of all officers and directors of WAPCO from their positions with WAPCO at or prior to the Effective Time.

                  (f) WAPCO Books and Records. Seller will at or prior to the Effective Time deliver to Buyer all books and records relating primarily to WAPCO's and the TAPS Interests' business accounting and legal matters. To the extent that any such books and records are in electronic form, or otherwise stored on a computer system or information network, Seller will cause such information to be delivered to Buyer in a format that is readable and searchable.

                  (g) Excluded Items. Prior to the Effective Time, Seller shall cause the Excluded Items to be assigned to or assumed by, as the case may be, one or more of Seller's Affiliates and, in connection with such assignment or assumption, all Liabilities of Seller with respect to such Excluded Items shall be assumed by an Affiliate of Seller.

8B.      Covenants of Buyer and Seller.

                  (a) Commercially Reasonable Efforts; HSR Filing. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Buyer and Seller agree, within fourteen
         (14) days of the date of this Agreement, to appropriately compile and file (or cause their respective "ultimate parent entity" to appropriately file) a Notification and Report Form pursuant to the HSR Act and any other applicable antitrust law with respect to the transactions contemplated hereby; provided, however, no party's obligations in connection with the foregoing shall require such party to take any action which is reasonably likely to result in a Material Adverse Effect with respect to such party, provided, further, under no circumstances shall Buyer or any of its Affiliates be required to hold separate (including in trust or otherwise) or divest or dispose of any of its businesses or assets (categories of assets) or waive any conditions to this Agreement or the other transactions contemplated by this Agreement, nor shall Buyer or any of its Affiliates be required to hold separate (including by trust or otherwise) or divest any assets. All HSR Act filing fees (excluding any attorneys' fees) shall be split equally by Buyer and Seller. Further, Buyer and Seller agree that except as required by the HSR Act, neither Buyer nor its Affiliates shall be required to disclose any information (financial or otherwise) not otherwise in the public domain to any third party.

                  (b) Public Announcements. Buyer and Seller agree that neither they nor any of their respective Affiliates shall issue any press release, respond to any press inquiry, or make any other public statement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other Party (which approval will not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law; provided, however, that prior notice shall be required but prior approval shall not be required where such release or announcement is required by applicable law, securities regulations or stock exchange rules.

                  (c) Certain Filings. Prior to the Effective Time, Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions; contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Prior to the Effective Time, and after the Effective Time, to the extent necessary, Seller and Buyer shall cooperate with each other and use their reasonable best efforts to make such filings with the Federal Energy Regulatory Commission as are necessary to enable Buyer to adopt, as of the Effective Time, WAPCO's standard interstate tariff applicable to the TAPS Interests with respect to Buyer's ownership of the TAPS Interests. Prior to the Effective Time, Seller and Buyer shall also cooperate with one another and use their reasonable best efforts to transfer WAPCO's Certificate of Public Convenience to Buyer and to make any other filings with the Regulatory Commission of Alaska as are necessary to enable Buyer to adopt WAPCO's intrastate tariff applicable to the TAPS Interests and to own and hold such TAPS Interest. Seller and Buyer recognize that the transfers of the Federal and State Rights-of-Way associated with the TAPS Interests are subject to the prior written consent, respectively, of the Secretary of the Interior and Alaska Department of Natural Resources. Seller and Buyer agree to expeditiously file the necessary application and any requested supporting information and shall cooperate with each other and use commercially reasonable efforts to transfer to Buyer WAPCO's interests in the Federal and State Rights-of-Way associated with the TAPS interest.

                  (d) Control of Litigation. At the Effective Time, Buyer shall assume control of the litigation listed on Schedule 5(j)(ii) and shall have complete discretion and control over such litigation at Buyer's sole cost and expense. Seller shall cooperate with Buyer and its Affiliates in connection with the prosecution or defense of the matters set forth on Schedule 5(j)(ii) and shall take any actions reasonably requested by Buyer and its Affiliates relating to such prosecution or defense. Seller shall be entitled to be reimbursed for any reasonable out-of-pocket costs and expenses authorized in advance by and incurred in connection with assisting Buyer and its Affiliates in connection with this Section 8(d).

                  (e) Intercompany Accounts. All intercompany accounts between Seller or its Affiliates, on the one hand, and WAPCO, on the other hand, shall be zeroed at the Effective Time, irrespective of the terms of payment of such intercompany accounts.

                  (f) Sales and Transfer Taxes. Buyer shall be responsible for and agrees to pay when due all sales, use, value added, documentary, stamp, gross receipts, transfer, conveyance, excise, real estate recording and other similar Taxes and fees (collectively, "Transfer Taxes") arising out of the transfer of the WAPCO Interests by Seller and the other transactions contemplated herein. Buyer shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided that Seller shall be permitted to prepare any such Tax Returns that are the primary responsibility of Seller under applicable law. Seller's preparation of any such Tax Returns shall be subject to Buyer's approval, which approval shall not be withheld unreasonably.

                  (g) Cooperation on Tax Matters. After the Effective Time, Seller will cooperate with Buyer, and Buyer will cooperate with Seller, to the extent necessary in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so reasonably requests and will provide the cooperation of its employees and auditors. Seller will reasonably cooperate with Buyer and Buyer will reasonably cooperate with Seller in connection with any Tax investigation, audit or other Proceeding.

                  (h) Post Effective Time Access. On and after the Effective Time, each Party will promptly afford to other Party and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors to the extent necessary or useful for such Party in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to WAPCO; provided that any such access by such Party shall not unreasonably interfere with the conduct of the business of the other Party. In addition, Williams Guarantor will promptly afford Buyer access to financial information of Williams Guarantor as reasonably requested by Buyer, provided that such financial information has been publicly disclosed.

                  (i) Change of WAPCO Name. Buyer shall cause WAPCO to change its name promptly after the Effective Time, but in no event later than 30 days after the Effective Time, so that WAPCO's name does not contain the word "Williams."

                  (j) Letters of Credit and Guaranties. Within 30 days of the Effective Time, Seller will terminate the letters of credit and guaranties that are listed on Schedule 6(g) and Buyer shall assume all obligations to post or replace such letters of credit, surety bonds and guaranties as the counterparties thereto require and otherwise cooperate and assist with the termination of such letters of credit and guaranties.

                  (k) ExxonMobil Capacity Lease. Buyer, Seller and Williams Guarantor acknowledge that the Capacity Lease entered into by and between ExxonMobil Pipeline Company ("ExxonMobil"), as lessor, and WAPCO, as lessee, as described on Schedule 5(l) (the "ExxonMobil Capacity Lease"), is in dispute, and that WAPCO has claimed that ExxonMobil has breached the ExxonMobil Capacity Lease. As a result of such dispute, Seller, WAPCO and ExxonMobil are in settlement negotiations to settle their differences relative to the claimed breach. Buyer, Seller and Williams Guarantor make the following covenants:

                           (i) The ExxonMobil Capacity Lease is a Material
                  Contract and any settlement agreement memorializing the settlement of claims arising out of the ExxonMobil Capacity Lease would be a Material Contract. To that end, Seller and Williams Guarantor agree not to carry on further settlement negotiations with ExxonMobil without the knowledge, consent and participation of Buyer.

                           (ii) If settlement negotiations regarding the
                  ExxonMobil Capacity Lease do not result in final settlement that is acceptable to ExxonMobil, WAPCO and Buyer prior to the Effective Time, then the ExxonMobil Capacity Lease shall remain a Material Contract of WAPCO at the Effective Time.

                           (iii) If, at any time after the Effective Time,
                  WAPCO, Buyer, or an Affiliate of Buyer are or become parties to an Action, Proceeding, or Governmental Action wherein the ExxonMobil Capacity Lease is adjudicated, held or found to be invalid, or to violate any law, statute, regulation, ordinance, decree, contract, or right of any party, or to be unenforceable such that Buyer is unable to enjoy the rights afforded to WAPCO under the ExxonMobil Capacity Lease, then Seller and/or Williams Guarantor shall refund to Buyer that portion of the Purchase Price allotted to the value placed on the ExxonMobil Capacity Lease by Seller and Buyer for purposes of the transactions contemplated by this Agreement, such amount being Ten Million Dollars ($10,000,000) (but such amount not representing the total amount of potential recovery under the ExxonMobil Capacity Lease); provided, however, that the refund obligation referred to in this paragraph shall not arise until such adjudication, holding or finding becomes final and non-appealable as against WAPCO, Buyer, or Buyer's Affiliate; and, provided further, that Buyer shall maintain a duty to attempt to mitigate its losses in respect to the ExxonMobil

                  Capacity Lease through reasonable means; and, provided further, that any amounts collected by WAPCO, Buyer or Buyer's Affiliates in respect to the ExxonMobil Capacity Lease shall serve to offset the refund amount paid by Seller to Buyer pursuant to this Section 8B(k)(iii). Any such refund shall not be subject to the Minimum Indemnifiable Amount or WAPCO Threshold or included in the calculation of the maximum amount of indemnifiable Damages under Section 15 of this Agreement.

                           (iv) If, at any time after the Effective Time, WAPCO,
                  Buyer, or an Affiliate of Buyer fully and finally settle their differences with ExxonMobil regarding the claims as to the validity or enforceability of the ExxonMobil Capacity Lease, then Buyer shall forego its right to the partial refund of the Purchase Price, as outlined in Section 8B(k)(iii) above, and Buyer shall have no remedy with respect to such refund or the ExxonMobil Capacity Lease against Seller or Seller's Affiliates, successors or assigns.

         9.       Conditions to Closing.

                  (a) Buyer's Conditions. Buyer's obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (by Buyer), at or prior to the Closing Date of each of the following conditions:

                           (i) Each representation and warranty set forth in
                  Section 5 hereof must have been accurate and complete in all material respects (except as to the representations and warranties already qualified as to materiality, which must be accurate and complete in all respects) on the date of this Agreement and as of the Closing Date, as if made on the Closing Date. Each representation and warranty set forth in
                  Section 6 hereof must have been accurate and complete in all material respects (except as to the representations and warranties already qualified as to materiality, which must be accurate and complete in all respects) on the date of this Agreement and as of the Closing Date, as if made on the Closing Date.

                           (ii) Seller shall have performed and complied with
                  all covenants and agreements to be performed or complied with at or prior to Closing (singularly or in the aggregate) in all material respects. Williams Guarantor shall have performed and complied with all of its covenants and agreements to be performed or complied with at or prior to Closing (singularly or in the aggregate) in all material respects.

                           (iii) Since the date of this Agreement there shall
                  have been no Material Adverse Change with respect to Seller, Williams Guarantor or WAPCO.

                           (iv) The waiting period required by the HSR Act with
                  respect to the transactions contemplated hereby shall have expired or been terminated.

                           (v) There shall have been no Governmental Action,
                  Action or Proceeding pending, Threatened, issued or in effect
                  (A) seeking to restrain or prohibit, or restraining or prohibiting the transactions contemplated by this Agreement or
                  (B) seeking to cause or causing any of the transactions contemplated by this Agreement to be rescinded following consummation. There shall have been no Legal Requirement enacted or promulgated, or proposed to be enacted or promulgated, by any Governmental Authority of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement or makes such transactions illegal or invalid.

                           (vi) Seller and Williams Guarantor shall have
                  delivered, or caused to be delivered to Buyer at the Closing, each of the Closing deliveries described in Subsections 11(a) and 11(b) hereof.

                           (vii) Buyer shall have received from Seller, in a
                  form reasonably satisfactory to Buyer, a statement satisfying Buyer's obligations under Treasury Regulation Section 1.1445-2(b)(2).

                           (viii) There shall have been a waiver by all holders
                  of, or expiration of, the initial or any subsequent 45 day period relating to the preferential purchase right in Section 7.2(a) of the TAPS Agreement. The parties agree that this condition will be met upon: (A) receipt of notice from each of the other owners of an interest in TAPS (the "TAPS Owners") irrevocably stating that they will not exercise the right to purchase the WAPCO Interests or any portion thereof, or providing a waiver that would permit the transfer to occur prior to any 45-day waiting period during which the TAPS Owners have the right to exercise the preferential right to purchase such interest, or (B) the passage of 45 days from the date of notice to the TAPS Owners with no action by the TAPS Owners.

                           (ix) Receipt of written approval of the transfers of
                  the Federal and State Rights-of-Way associated with the TAPS Interests from the Secretary of the Interior and the Alaska Department of Natural Resources; provided, however, that such approval must be unconditional, except as to the closing of the transactions contemplated by this Agreement and except as to any requirement for the delivery of a performance or financial guaranty from an Affiliate of Buyer up through Koch Industries, Inc.; and, provided further, that the condition in this Section 9(a)(ix) shall not be met if any such performance or financial guaranty requirement also contains a requirement that the guarantor of Buyer deliver, disclose or otherwise provide to any Governmental Authority, or any other Person not under strict terms of confidentiality, any non-public financial records or information about any Affiliate of Buyer.

                           (x) The Regulatory Commission of Alaska shall have
                  issued an order approving the transfer of WAPCO's certificate of authority and convenience to Buyer; provided, however, that such approval must be unconditional, except as to the closing of the transactions contemplated by this Agreement and except as to any requirement for the delivery of a performance or financial guaranty from an Affiliate of Buyer up through Koch Industries, Inc.; and, provided further, that the condition in this Section 9(a)(x) shall not be met if any such performance or financial guaranty requirement also contains a requirement that the guarantor of Buyer deliver, disclose or otherwise provide to any Governmental Authority, or any other Person not under strict terms of confidentiality, any non-public financial records or information about any Affiliate of Buyer.

                           (xi) The transactions contemplated by the Refinery
                  ASPA shall have been consummated by an Affiliate of Buyer or Buyer in its sole discretion shall be satisfied that the consummation of such transactions shall be taking place simultaneously with the consummation of the transaction contemplated by this Agreement.

                           (xii) Seller shall have delivered to Buyer agreements
                  between Seller and an Affiliate of Seller effective prior to the Closing Date relating to the Excluded Items in substantially the same form attached hereto as Exhibit A.

                           (xiii) Buyer's receipt of an opinion of outside
                  counsel chosen by Buyer (and reasonably acceptable to Seller) that the DR&R indemnity provided to WAPCO by MAPL in the March 24, 2000 Agreement of Sale and Purchase of an Undivided Interest in TAPS will continue to be in full force and effect after the Effective Time.

                           (xiv) Buyer and Seller shall have entered into a
                  Transition Services Agreement in the form attached to this Agreement as Exhibit B.

                  (b) Seller's Conditions. Seller's obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (by Seller) at or prior to the Closing Date of each of the following conditions:

                           (i) The transactions contemplated by the Refinery
                  ASPA shall have been consummated by an Affiliate of Seller or Seller in its sole discretion shall be satisfied that the consummation of such transactions shall be taking place simultaneously with the consummation of the transaction contemplated by this Agreement.

                           (ii) Each representation and warranty set forth in
                  Section 7 hereof must have been accurate and complete in all material respects (except as to the representations and warranties already qualified as to materiality, which must be accurate and complete in all respects) on the date of this Agreement and as of the Closing Date.

                           (iii) Buyer shall have performed and complied with
                  all of its covenants and agreements to be performed or complied with at or prior to Closing (singularly or in the aggregate) in all material respects.

                           (iv) There shall have been no Governmental Action,
                  Action or Proceeding issued and in effect restraining or prohibiting any of the transactions contemplated by this Agreement.

                           (v) There shall have been no Legal Requirement
                  enacted or promulgated by any Governmental Authority of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement or makes such transactions illegal or invalid.

                           (vi) The waiting period required by the HSR Act with
                  respect to the transactions contemplated hereby shall have expired or been terminated.

                           (vii) Buyer shall have an issuer credit rating of at
                  least "A" from Standard & Poors and Moody's Investor Services on the Closing Date, or shall have delivered Seller a written guaranty of Buyer's obligations under this Agreement through the Closing Date from an Affiliate with such credit rating or better.

                           (viii) Buyer shall have delivered, or caused to be
                  delivered, to Seller at the Closing, the Closing deliveries described in Subsection 11(c) hereof.

                           (ix) There shall have been a waiver by all holders
                  of, or expiration of, the initial or any subsequent 45 day period relating to the preferential purchase right in Section 7.2(a) of the TAPS Agreement. The parties agree that this condition will be met upon: (i) receipt of notice from each of the other owners of an interest in TAPS (the "TAPS Owners") irrevocably stating that they will not exercise the right to purchase the WAPCO Interests or any portion thereof, or providing a waiver that would permit the transfer to occur prior to any 45-day waiting period during which the TAPS Owners have the right to exercise the preferential right to purchase such interest, or (ii) the passage of 45 days from the date of notice to the TAPS Owners with no action by the TAPS Owners.

                           (x) Receipt of written approval of the transfers of
                  the Federal and State Rights-of-Way associated with the TAPS Interests from the Secretary of the Interior and the Alaska Department of Natural Resources; provided, however, that such approval must be unconditional, except as to the closing of the transactions contemplated by this Agreement; and, provided further, that the guaranty currently posted by Williams Guarantor for the purpose of holding such interests in the Federal and State Rights-of-Way is released as of the Effective Time.

                           (xi) The Regulatory Commission of Alaska shall have
                  issued an order approving the transfer of WAPCO's certificate of authority and convenience to Buyer; provided, however, that such approval must be unconditional, except as to the closing of the transactions contemplated by this Agreement; and, provided further, that all guaranties currently posted by Williams Guarantor for the purpose of holding such certificate is released as of the Effective Time.

         10. Closing. Subject to the conditions stated in this Agreement, the purchase and sale of the WAPCO Interests and the consummation of the other transactions contemplated by this Agreement (the "Closing") will take place at the offices of Seller on the last business day of the month in which all conditions to Closing contained in Section 9 (other than those that by their nature can only be satisfied at the Closing) have been satisfied or waived, or at such other time and place as the Parties may mutually agree (the "Closing Date").

         11. Actions at Closing. At the Closing, the following actions shall be taken, each being deemed to occur simultaneously with all others:

                  (a) Seller shall deliver to Buyer the certificate representing the WAPCO Interests duly endorsed for transfer to Buyer effective as of the Effective Time. In addition, Seller shall deliver to Buyer such other documents as Buyer may reasonably require in form and substance reasonably acceptable to Buyer and Seller, including:

                           (i) a certificate of the Secretary or other
                  appropriate officer of Seller dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer: (A) attaching a true and complete copy of the Limited Liability Agreement of WAPCO and certifying there have been no amendments thereto; (B) certifying that resolutions of the Board of Directors of Seller authorize the execution and performance of this Agreement, the ancillary agreements and the consummation of the transactions contemplated hereby and thereby and certifying that such resolutions have not been rescinded or amended, are true and complete and in full force and effect; (C) certifying that resolutions of (and, if any, consents of) the members of Seller authorize the execution and performance of this Agreement, all other ancillary agreements and the consummation of the transactions contemplated hereby and thereby and certifying that such resolutions have not been amended or rescinded, are true and complete and in full force and effect; and (D) certifying as to the incumbency of the officers of Seller executing this Agreement and/or any related agreement, and including specimen signatures;

                           (ii) an Officer's Certificate, substantially in the
                  form of Exhibit C, duly executed by a Responsible Officer of Seller, to the effect that each condition specified in Subsections 9(a), except those contained in Sections 9(a)(xi) and 9(a)(xiii), has been satisfied;

                           (iii) such other certificates, instruments and
                  documents as may be called for under this Agreement or as Buyer shall reasonably request.

                  (b) Williams Guarantor shall deliver, or cause to be delivered, unless waived by Buyer, the following to Buyer:

                           (i) a certificate of the Secretary or other
                  appropriate officer of Williams Guarantor, dated as of the Closing Date, certifying: (A) that resolutions of the Board of Directors of Williams Guarantor authorize execution and performance of this Agreement and the Williams Guaranty and certifying that such resolutions have not been rescinded or amended, are true and complete and in full force and effect; and (B) as to the incumbency of the officers of the Williams Guarantor executing this Agreement and the Williams Guaranty and any other related agreement, and including specimen signatures;

                           (ii) a certificate of existence and good standing
                  issued by the State of Delaware issued as of a recent date by the Secretary of the State of the State of Delaware, together with a bring-down of such good standing as of the Closing Date;

                           (iii) the performance guaranty in the form as
                  specified in Exhibit D (the "Williams Guaranty"); and

                           (iv) such other certificates and documents as may be
                  called for under this Agreement or as Buyer shall reasonably request.

                  (c) Buyer shall pay to Seller the Closing Payment by direct bank or wire transfer to Seller's account as specified by Seller in writing at least two business days prior to the Closing. In addition, Buyer shall deliver to Seller such other documents as Seller may reasonably require in form and substance reasonably acceptable to Buyer and Seller, including:

                           (i) a certificate of the Secretary or other
                  appropriate officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller certifying:
                  (A) that resolutions of the member of Buyer, or the Board of Managers of the general partner of the member of Buyer authorize the execution and performance of this Agreement and the transactions contemplated hereby and certifying that they have not been amended or rescinded, are true and complete and in full force and effect; and (B) as to the incumbency of the officers of Buyer executing this Agreement and/or any related agreement and including specimen signatures;

                           (ii) an Officer's Certificate, substantially in the
                  form of Exhibit E, duly executed by a Responsible Officer of Buyer, to the effect that each condition specified in Subsection 9(b), except that contained in Section 9(b)(i), has been satisfied;

                           (iii) if required by Subsection 9(b)(vii), a
                  performance guaranty of Flint Hills Resources, LLC in the form specified in Exhibit F; and

                           (iv) such other certificates and documents as may be
                  called for under this Agreement or as Seller shall reasonably request.

         12. Termination Rights. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) By written consent of the Parties and Williams Guarantor;

                  (b) By either Party, (i) if any TAPS Owner has purchased the WAPCO Interests or the TAPS Interests from Seller pursuant to such TAPS Owner's exercise of its preferential purchase right; (ii) after the termination of the Refinery ASPA; (iii) if the Closing has not occurred within twelve (12) months after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or (iv) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order, decree or ruling; or

                  (c) By either Buyer on the one hand, or Seller on the other hand, if a material breach of any provision of this Agreement has been committed by the other Party or any of its Affiliates and such breach is not cured within a period of twenty (20) days following written notice thereof.

         13. Effect of Termination. If this Agreement is terminated by a Party pursuant to the provisions of Section 12, this Agreement shall forthwith become void except for, and there shall be no further obligation under this Agreement on the part of any party except the obligations of Buyer relating to "Confidential Information" in Section 8A(b) and except pursuant to the provisions of Sections 5(m), 13, 17 and 21 (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any party from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination (including without limitation, Seller's and Buyer's rights to liquidated damages in certain events as provided in Section 14).

         14. Liquidated Damages for Unexcused Failure to Close. If either Seller or Buyer fails to close the transactions contemplated by this Agreement following the receipt of all authorizations, waivers, consents and approvals of any governmental entity, for any reason except pursuant to an express right to do so as provided in this Agreement, or fails to use its commercially reasonable efforts to satisfy all conditions to Closing set forth herein, then the Party failing to close or failing to use such commercially reasonable efforts shall pay the other Five Million United States Dollars ($5,000,000) (the "Liquidated Damages"). Such payment will be by wire transfer of immediately available funds immediately upon demand from the other Party and without any right of setoff. Upon payment of such amount, each party shall be fully released and discharged from any and all liabilities, damages or obligations resulting from its failure to close the transactions contemplated by this Agreement and for any breach of the terms of this Agreement giving rise thereto. This Section shall in no way be applicable to Seller in the event that any TAPS Owner purchases the WAPCO

Interests or the TAPS Interests from Seller pursuant to such TAPS Owner's exercise of its preferential purchase right.

         15. Indemnification.

                  (a) Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and obligations of Seller, Williams Guarantor and Buyer contained in this Agreement shall survive the Effective Time as set forth in this Section 15. Covenants and obligations shall survive until fully performed. The representations and warranties of Seller, Williams Guarantor and Buyer shall survive for a period of three (3) years after the Effective Time; except that:

                           (i) the representations and warranties of (A) Seller
                  contained in Sections 5(a) (Organization and Power), 5(b) (Membership Interests of WAPCO), 5(c) (Authorization), 5(d) (Governmental Consents), 5(e) (No Consent Required; Noncontravention), and 5(f) (Operations of WAPCO; No Subsidiaries), (B) Williams Guarantor contained in Sections 6(a) (Organization and Good Standing) and 6(b) (Authority and Binding Obligation), and (C) Buyer contained in Sections 7(a) (Organization and Power), 7(b) (Authorization), 7(c) (Governmental Consents), and 7(d) (No Consent Required; Noncontravention) shall survive for the statute of limitations applicable to breach of written contracts;

                           (ii) the representations and warranties of Seller
                  contained in Section 5(u) (Environmental Matters) shall survive for a period of ten (10) years after the Effective Time; and

                           (iii) the representations and warranties of Seller
                  contained in Section 5(v) (Tax Matters) shall survive until ninety (90) days following the expiration of the applicable statute or similar period of limitations (after giving effect to any extensions or waivers);

         it being understood that in the event notice of any Claim for indemnification under Section 15(b)(i)(A) or Section 15(b)(ii)(A) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification Claim shall survive with respect to such Claim until such time as such Claim is finally resolved.

                  (b) INDEMNIFICATION.

                           (i) INDEMNIFICATION BY SELLER. FROM AND AFTER THE
                  EFFECTIVE TIME, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER SHALL INDEMNIFY, DEFEND AND HOLD BUYER, ANY AFFILIATES OF BUYER, AND THEIR RESPECTIVE SHAREHOLDERS, PARTNERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS AND ASSIGNS (EACH, A "BUYER INDEMNIFIED PARTY") HARMLESS, FROM AND AGAINST ANY AND ALL DAMAGES INCURRED BY ANY BUYER INDEMNIFIED PARTY IN CONNECTION WITH OR ARISING OR RESULTING FROM ANY ONE OR MORE OF THE FOLLOWING:

                                    (A) ANY MISREPRESENTATION OR BREACH OF ANY
                           REPRESENTATION OR WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR OBLIGATION OF SELLER OR WILLIAMS GUARANTOR UNDER THIS AGREEMENT OR ANY MISREPRESENTATION IN ANY STATEMENT, DOCUMENT, SCHEDULE, EXHIBIT OR CERTIFICATE FURNISHED OR TO BE FURNISHED TO BUYER PURSUANT TO THIS AGREEMENT;

                                     (B) THE POSSESSION OR OWNERSHIP OF THE
                           WAPCO INTERESTS FROM JUNE 30, 2000 TO THE EFFECTIVE TIME, EXCEPT THAT SELLER SHALL HAVE NO DUTY TO INDEMNIFY UNDER THIS SECTION 15(b)(i)(B) (1) TO THE EXTENT THAT DAMAGES ARE CAUSED OR CONTRIBUTED TO BY BUYER'S OPERATIONS, ACTIONS OR OMISSIONS AFTER THE EFFECTIVE TIME AND/OR (2) WITH RESPECT TO ANY ENVIRONMENTAL CLAIM (ENVIRONMENTAL CLAIMS, WITH THE EXCEPTION OF BREACHES OF REPRESENTATIONS AND WARRANTIES, ARE COVERED EXCLUSIVELY BY THE PROVISIONS OF SECTION 15(b)(i)(C));

                                    (C) EXCEPT TO THE EXTENT THAT DAMAGES ARE
                           CAUSED OR CONTRIBUTED TO BY BUYER'S OPERATIONS, ACTIONS OR OMISSIONS AFTER THE EFFECTIVE TIME, THE FOLLOWING ENVIRONMENTAL MATTERS (HEREIN "ENVIRONMENTAL CLAIM(s)"):

                                            (1) ANY ENVIRONMENTAL CONDITION
                                    EXISTING FROM JUNE 30, 2000 TO THE EFFECTIVE
                                    TIME, AT, ON OR UNDER OR ARISING, EMANATING,
                                    OR FLOWING FROM ANY OF ASSETS OR PROPERTIES
                                    OF WAPCO, WHETHER KNOWN OR UNKNOWN AS OF THE
                                    EFFECTIVE TIME, INCLUDING ANY LOSS, PROPERTY
                                    DAMAGE, NATURAL RESOURCE DAMAGE, INJURY TO,
                                    OR DEATH OF ANY THIRD-PARTY ARISING
                                    THEREFROM;

                                            (2) LOSS, PROPERTY DAMAGE, NATURAL
                                    RESOURCE DAMAGE, INJURY TO, OR DEATH OF ANY
                                    THIRD-PARTY ARISING OUT OF OR RELATED TO ANY
                                    ENVIRONMENTAL CONDITION TO THE EXTENT (a)
                                    NOT LOCATED ON THE ASSETS OR THE PROPERTY OF
                                    WAPCO AND (b) EXISTING FROM JUNE 30, 2000 TO
                                    THE EFFECTIVE TIME;

                                            (3) PAYMENT OF PENALTIES AND FINES
                                    ASSESSED OR IMPOSED BY ANY GOVERNMENTAL
                                    AUTHORITY ARISING OUT OF OR RELATED TO ANY
                                    ENVIRONMENTAL CONDITION EXISTING FROM JUNE
                                    30, 2000 TO THE EFFECTIVE TIME; AND

                                            (4) ANY DAMAGES THAT ARISE, DIRECTLY
                                    OR INDIRECTLY, FROM THE RELEASE, GENERATION,
                                    USE, PRESENCE, STORAGE, TREATMENT AND/OR
                                    RECYCLING OF ANY HAZARDOUS MATERIALS OR
                                    PETROLEUM PRODUCTS BY SELLER OR WAPCO OR
                                    FROM THE POSSESSION, USE, OWNERSHIP, OR
                                    OPERATION OF WAPCO FROM JUNE 30, 2000 TO THE
                                    EFFECTIVE TIME, OR BY A THIRD PARTY IF ANY
                                    SUCH HAZARDOUS MATERIALS OR PETROLEUM

                                    PRODUCTS WERE GENERATED OR USED BY SELLER OR
                                    WAPCO, INCLUDING ANY DAMAGES ARISING FROM
                                    HAZARDOUS MATERIALS OR PETROLEUM PRODUCTS
                                    THAT HAVE BEEN TRANSPORTED OR OTHERWISE
                                    REMOVED FROM WAPCO'S PREMISES TO AN OFFSITE
                                    LOCATION FROM JUNE 30, 2000 TO THE EFFECTIVE
                                    TIME AND/OR RELEASED FROM AN OFFSITE
                                    LOCATION AT ANY TIME;

                                    (D) ANY EXCLUDED ITEMS; AND

                                    (E) THE ENFORCEMENT OF INDEMNIFICATION
                           RIGHTS UNDER THIS SECTION 15(b)(i).

                  NOTWITHSTANDING THE ABOVE INDEMNITY PROVISIONS, SELLER AND WILLIAMS GUARANTOR SHALL (x) HAVE NO OBLIGATION TO BUYER ARISING OUT OF OR RELATED, DIRECTLY OR INDIRECTLY, TO DR&R, OTHER THAN THE OBLIGATION TO MAKE AN ACCURATE REPRESENTATION AS PROVIDED IN SECTION 5(l)(ii), AND (y) HAVE NO OBLIGATION TO INDEMNIFY OR HOLD HARMLESS AS PROVIDED ABOVE IN CONNECTION WITH ANY TARIFF PAYMENTS OR RETROACTIVE REDUCTION PAYMENTS, EXCEPT AS PROVIDED IN 4(a) AND 4(b) OF THIS AGREEMENT.

                           (ii) INDEMNIFICATION BY BUYER. FROM AND AFTER THE
                  EFFECTIVE TIME, TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER, ANY AFFILIATES OF SELLER, AND THEIR RESPECTIVE SHAREHOLDERS, PARTNERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS AND ASSIGNS (EACH, A "SELLER INDEMNIFIED PARTY") HARMLESS, FROM AND AGAINST ANY AND ALL DAMAGES INCURRED BY ANY SELLER INDEMNIFIED PARTY IN CONNECTION WITH OR ARISING OR RESULTING FROM ANY ONE OR MORE OF THE FOLLOWING:

                                    (A) ANY MISREPRESENTATION OR BREACH OF ANY
                           REPRESENTATION OR WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR OBLIGATION OF BUYER UNDER THIS AGREEMENT OR ANY MISREPRESENTATION IN ANY STATEMENT, DOCUMENT OR CERTIFICATE FURNISHED OR TO BE FURNISHED TO SELLER PURSUANT TO THIS AGREEMENT;

                                    (B) BUYER'S OBLIGATIONS UNDER SECTION 8B(f)
                           (TRANSFER TAXES);

                                    (C) THE POSSESSION OR OWNERSHIP OF THE WAPCO
                           INTERESTS AFTER THE EFFECTIVE TIME, EXCEPT THAT BUYER SHALL HAVE NO DUTY TO INDEMNIFY UNDER THIS SECTION 15(b)(ii)(C) (1) TO THE EXTENT THAT DAMAGES ARE CAUSED OR CONTRIBUTED TO BY SELLER'S OPERATIONS, ACTIONS OR OMISSIONS BEFORE THE EFFECTIVE TIME AND/OR
                           (2) WITH RESPECT TO ANY ENVIRONMENTAL CONDITION (ENVIRONMENTAL CONDITIONS ARE COVERED EXCLUSIVELY BY THE PROVISIONS OF SECTION 15(b)(ii)(D));

                                    (D) EXCEPT TO THE EXTENT THAT DAMAGES ARE
                           CAUSED OR CONTRIBUTED TO BY SELLER'S OPERATIONS, ACTIONS OR OMISSIONS BEFORE THE EFFECTIVE TIME, ANY ENVIRONMENTAL CONDITION AT, ON OR UNDER OR ARISING OR EMANATING FROM ANY ASSETS, OR PROPERTIES OF WAPCO, ARISING FROM BUYER'S OWNERSHIP, USE OR OPERATION OF SUCH ASSETS AFTER THE EFFECTIVE TIME, INCLUDING ANY LOSS, PROPERTY DAMAGE, NATURAL RESOURCE DAMAGE, INJURY TO, OR DEATH OF ANY THIRD-PARTY ARISING THEREFROM ("ENVIRONMENTAL CLAIMS"); AND

                                    (E) THE ENFORCEMENT OF INDEMNIFICATION
                           RIGHTS UNDER THIS SECTION 15(B)(ii).

                  (c) Indemnification Procedures.

                           (i) Indemnification Process. The Person making a
                  claim for indemnification under this Section 15 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" (provided that for the purpose of clause
                  (C) below such term shall refer to the party hereto to whom such Person is related for purposes of obtaining the benefits of this Section 15) and the party or parties against whom such claims are asserted under this Section 15 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Section 15 shall be asserted and resolved as follows:

                                    (A) Notice of Claims. In the event that (1)
                           any claim or Action is asserted or instituted against any Indemnified Party by any Person other than the Parties to this Agreement or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party for Damages under this Agreement (such claim, demand or Proceeding, a "Third Party Claim") or (2) any Indemnified Party under this Agreement shall have a claim to be indemnified for Damages by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party Claims, "Claims"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such Claim, the amount of Damages sought in such Claim, if known, and the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (a "Claim Notice"), provided that a delay or defect in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) the Indemnifying Party demonstrates such failure shall have caused the Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party timely notice.

                                    (B) Third Party Claims. In the event of a
                           Third Party Claim, the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim and to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party, which approval shall not be unreasonably withheld. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in such defense and make available to the Indemnifying Party all witnesses, records, materials, and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as may be reasonably requested by the Indemnifying Party, and in contesting any Action which the Indemnifying Party defends, or, if appropriate and related to the Action in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. In the event the Indemnifying Party fails to assume the defense of such Third Party Claim within ten (10) days after receipt of notice thereof in accordance with the terms hereof, (1) the Indemnified Party against which such Third Party Claim has been asserted shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, at the expense of and for the account and risk of the Indemnifying Party, and (2) the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as may be reasonably requested by the Indemnified Party.

                                    (C) Settlement of Third Party Claims. In
                           connection with the settlement or compromise of any Third Party Claim, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld),
                           (1) settle or compromise any Third Party Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim of all Indemnified Parties affected by such Third Party Claim or (2) settle or compromise any Third Party Claim if the settlement or compromise imposes equitable remedies or obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder or (3) settle or compromise any Third Party Claim if the Indemnified Party will be required to make any payment with respect to such compromise or settlement due to the application of the limitations of Section 15(d). No Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, if a Third Party Claim is being defended by an Indemnified Party pursuant to the last sentence of clause (B) above (unless the Indemnifying Party and Indemnified Party mutually agree that the Indemnified Party shall defend such Third Party Claim), the limitations on the Indemnified Party's right to settle or compromise set forth in this clause (C) shall not apply to such Indemnified Party, unless the Indemnifying Party has been advancing (in a timely manner) payment of such Indemnified Party's costs and expenses associated with such defense upon demand therefor by the Indemnified Party (subject to the undertaking of the Indemnified Party to reimburse such advances in the event such costs of defense are not ultimately to be indemnifiable under this Section
                           15).

                           (ii) Reduction of Damages. To the extent any Damages
                  of an Indemnified Party are reduced by receipt of payment under insurance policies, which payments are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, such payments (net of the expenses of the recovery thereof) (such net payment, a "Reimbursement") shall be credited against any such Damages; provided however, the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to timely make payment to the Indemnified Party in respect of such Damages. The Indemnified Party shall use commercially reasonable efforts (but in no event shall the Indemnified Party be required to sue the insurer or its agent, unless the Indemnifying Party agrees to pay all reasonable costs and expenses in connection therewith, including reasonable attorneys' fees) to pursue payment under or from any insurer in respect of such Damages. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of any Damages, such Reimbursement shall be promptly paid over to the Indemnifying Party.

                           (iii) Access. From and after the delivery of a Claim
                  Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions, which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its Representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's Representatives (except as may be required by applicable Legal Requirement) any information obtained pursuant to this Section 15(c) which is designated as confidential by an Indemnified Party, unless such disclosure is required by the Indemnifying Party in defense of a Claim and such disclosure is authorized by Indemnified Party (which authorization shall not be unreasonably withheld if there is in place or will be put in place a protective order or agreement covering the use by the third party of any such disclosed confidential information).

                           (iv) Definition of Damages. "Damages" means all
                  damages (including incidental and consequential damages and lost profits), losses (including any diminution of value), liabilities, payments, amounts paid in settlement, obligations, remediation costs and expenses, natural resource damages, fines, interests, assessments, penalties, costs of burdens associated with performing injunctive relief, other costs (including reasonable fees and expenses of attorneys and consultants) of investigation, preparation, and litigation in connection with any Action, threatened Action or settlement, and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, strict liability claims, including those under Environmental Laws. Notwithstanding anything to the contrary in this Agreement, Damages shall expressly exclude punitive damages, exemplary damages and other penalty damages, unless arising out of a Third-Party Claim.

                  (d) Limitations on Indemnification.

                           (i) Minimum; Threshold. Except with respect to claims
                  for breaches of the covenants and obligations stated in Sections 1, 2, 3, 4, 8A, 8B, 12, 15(b)(i)(E), 15(b)(ii)(B) and
                  15(b)(ii)(E) and with respect to the Excluded Items, no amount shall be payable by any Indemnifying Party pursuant to Section 15(b)(i) or Section 15(b)(ii):

                                    (A) unless the amount of Damages for each
                           individual and unrelated Claim exceeds the Minimum Indemnifiable Amount; and

                                    (B) unless the aggregate amount of Damages
                           (including Damages excluded from indemnification pursuant to clause (A) above) under Section 15(b)(i) or Section 15(b)(ii), respectively, exceeds $500,000 (the "WAPCO Threshold") (at which point the Indemnified Party shall be entitled to all indemnification amounts in excess of such Threshold, excluding Claims less than the Minimum Indemnifiable Amount).

                           (ii) Cap. Notwithstanding anything to the contrary
                  contained in this Agreement, and except with respect to claims for breaches of the covenants and obligations stated in Sections 1, 2, 3, 4, 8A, 8B, 12, 15(b)(i)(E), 15(b)(ii)(B) and
                  15(b)(ii)(E) and with respect to the Excluded Items, the maximum amount of indemnifiable Damages which may be recovered by any Buyer Indemnified Parties from Seller or Williams Guarantor and by any Seller Indemnified Parties from Buyer arising out of, resulting from or incident to the matters enumerated in Section 15(b)(i) or Section 15(b)(ii) shall be $8,000,000 (the "WAPCO Environmental Cap") with respect to any and all Environmental Claims and $4,000,000 (the "WAPCO General Cap") with respect to any and all claims for indemnity other than Environmental Claims, but in no event shall the amount of all indemnifiable Damages of any type which may be recovered by any Buyer Indemnified Parties or any Seller Indemnified Parties pursuant to this Section 15(d)(ii) exceed $10,000,000 (the "WAPCO Aggregate Cap").

                  (e) Exclusivity of Remedies. Except for (1) any equitable relief, including injunctive relief or specific performance to which any Party hereto or Williams Guarantor may be entitled, (2) remedies available under the Williams Guaranty, and (3) fraud, the indemnification provisions of this Section 15 shall be the sole and exclusive remedy of each Party (including Buyer Indemnified Parties, Seller Indemnified Parties and Williams Guarantor) with respect to any and all Actions or Damages arising out of this Agreement from and after the Effective Time.

         16. Further Assurances.

                  (a) After the Effective Time, each of the parties hereto shall, at the request and expense of the any other party, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any document delivered pursuant hereto.

                  (b) In order to provide an orderly transition from Seller to Buyer of the WAPCO Interests and the TAPS Interests, Seller and Buyer agree to enter into a Transition Services Agreement in the form attached to this Agreement as Exhibit B. Additionally, Seller shall, at Buyer's request, and without further consideration, take all actions necessary to obtain any contractual consents that were not obtained prior to the Effective Time and to take all actions necessary to provide Buyer with the benefits under any such contracts or agreements.

         17. Expenses. Except as otherwise provided herein or in the Transition Services Agreement provided for in Section 16 above, all fees, costs and expenses incurred by a party hereto in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by such party.

         18. Notices. All notices and communications required or permitted under this Agreement shall be in writing and any such notice or communication shall be deemed to have been duly given or made if personally delivered, or if mailed by certified mail, postage and certification charges prepaid, or sent by a nationally recognized commercial delivery service, charges prepaid, or by facsimile telecopier, addressed as follows:

         If to Buyer:

                  Koch Alaska Pipeline Company, LLC
                  4111 East 37th Street North
                  Wichita, Kansas 67220
                  Attention: President
                  Fax: (316) 828-7997

                  With a copy to:

                  Koch Alaska Pipeline Company, LLC
                  4111 East 37th Street North
                  Wichita, Kansas 67220
                  Attention: General Counsel
                  Fax: (316) 828-7199

         If to Seller or Williams Guarantor:

                  The Williams Companies
                  One Williams Center
                  Tulsa, Oklahoma  74172
                  Attention: Corporate Development
                  Facsimile: (918) 573-5540

                  With a copy (which shall not constitute notice) to:

                  The Williams Companies
                  One Williams Center
                  Tulsa, Oklahoma 74172

                  Attention: Assistant General Counsel, Corporate Shared
                             Services
                  Facsimile: (918) 573-8024

The effective date of notice shall be the date of receipt in case of personal delivery. In all other cases, the effective date of notice shall be three Business Days after the date such notice is mailed or sent. Any party may, by written notice to the other hereunder, change the address or facsimile number to which delivery shall thereafter be made.

         19. Assignment; Binding Affect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except, Buyer may, without prior consent of Seller, transfer or assign by operation of law or otherwise this Agreement to any Affiliate or subsidiary of Buyer, but Buyer shall continue to be liable for the obligations, commitments, duties and responsibilities of the Buyer hereunder notwithstanding any such transfer or assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties hereto, their successors and assigns, any Indemnified Parties, and, under certain circumstances, the Parties' Affiliates any right, remedy or claim under or by reason of this Agreement.

         20. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original instrument for all purposes and all of which together shall constitute one Agreement.

         21. Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

         22. Miscellaneous. This Agreement may not be amended nor any rights hereunder be waived except by an instrument in writing signed by the party to be charged with such amendment or waiver. The headings of the sections of this Agreement are for convenience and shall not limit or otherwise affect any of the provisions of this Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. The parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement. As used herein, the term "person" shall include any natural person, corporation, partnership (general or limited), limited liability company, trust or Governmental Authority.

         23. Defined Terms; Other Definitional Provisions.

                  (a) Defined Terms. As used in this Agreement, each of the following terms has the meaning specified below:

                  "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "ACTION" means any action, cause of action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation, or similar event, occurrence, or proceeding.

                  "AFFILIATE" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL with") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or other equity, by contract, agreement, credit arrangement or otherwise.

                   "AGREEMENT" means this Purchase Agreement, as amended, supplemented or modified from time to time in accordance with the express terms hereof, together with all schedules and exhibits attached hereto.

                  "ALYESKA" has the meaning specified in the Recitals.

                  "BALANCE SHEET" means the unaudited proforma balance sheet of WAPCO as of June 30, 2003 included in Schedule 5(g). The Balance Sheet shall fairly present the financial position of WAPCO as at the close of business on June 30, 2003 in accordance with GAAP.

                  "BASE STOCKHOLDER'S EQUITY" has the meaning set forth in
         Section 2(f)(i).

                  "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by law to close.

                  "BUYER" has the meaning specified in the introductory paragraph of this Agreement.

                  "BUYER INDEMNIFIED PARTY" shall have the meaning set forth in
         Section 15(b)(i).

                  "C STORES ASPA" has the meaning specified in the Recitals.

                  "CLAIM NOTICE" shall have the meaning set forth in Section 15(c)(i).

                  "CLAIMS" shall have the meaning set forth in Section 15(c)(i).

                  "CLOSING" means the closing of the transactions contemplated by this Agreement.

                  "CLOSING DATE" has the meaning assigned to that term in
         Section 10.

                  "CLOSING PAYMENT" has the meaning set forth in Section 2(a).

                  "CODE" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

                  "CONFIDENTIALITY AGREEMENT" means the letter agreement dated July 12, 2002, between Flint Hills Resources, L.P., an Affiliate of Buyer, and Williams Guarantor relating to the furnishing of information to Flint Hills Resources, L.P. and it Affiliates, including Buyer, in connection with its evaluation of the transactions contemplated in this Agreement.

                  "CURRENT ASSETS" means the value of all assets of WAPCO on a consolidated basis as of the Effective Time that (A) would be classified as current assets in accordance with GAAP, (B) have demonstrable value to WAPCO and to Buyer, on a going forward basis (e.g. prepaid property taxes, prepaid rent, prepaid supplies, cash advances, and other prepaid expenses) and (C) directly relate to WAPCO's proportionate share ownership of TAPS. For the avoidance of doubt, the following current assets (which list is illustrative and not exhaustive) are excluded from the definition of Current Assets: (i) current income taxes receivable (State); (ii) current income taxes receivable (Federal); (iii) deferred income taxes (Federal); (iv) deferred income taxes (State); (v) trade notes and accounts receivable - MAPL; (vi) escrowed tariff; (vii) intercompany receivables and (viii) WAPCO's proportionate share of Alyeska's current assets, with (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) collectively referred to as the ("EXCLUDED CURRENT ASSETS").

                  "CURRENT LIABILITIES" means the value of all liabilities of WAPCO on a consolidated basis as of the Effective Time that (A) would be classified as current liabilities in accordance with GAAP, (B) directly offset current assets that have demonstrable value to WAPCO and to Buyer, on a going forward basis and (C) directly relate to WAPCO's proportionate share ownership of TAPS. For the avoidance of doubt, the following current liabilities (which list is illustrative and not exhaustive) are excluded from the definition of Current
         Liabilities: all (i) current income taxes payable (State); (ii) current income taxes payable (Federal); (iii) deferred income taxes (State);
         (iv) deferred income taxes (Federal); (v) deferred revenue - T&D; (vi) deferred revenue - tariff subject to refund; (vii) trade accounts payable - MAPL; (viii) intercompany payables and (ix) WAPCO's proportionate share of Alyeska's current liabilities, with (i), (ii),
         (iii), (iv), (v), (vi), (vii), (viii) and (ix) collectively referred to as the ("EXCLUDED CURRENT LIABILITIES").

                  "DAMAGES" has the meaning assigned to that term in Section 15(c)(iv).

                  "DIRECT CLAIM" has the meaning assigned to that term in
         Section 15(c)(i).

                  "DIRECT NET WORKING CAPITAL" means the Current Assets less the Current Liabilities as of the Effective Time.

                  "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto, containing the various exceptions to the representations, warranties and covenants of Seller and Buyer contemplated by the provisions of this Agreement.

                  "DR&R" has the meaning assigned to that term in Section 5(l)(ii).

                  "EFFECTIVE TIME" shall mean 11:59 p.m., Alaska time on the last day of the month in which Closing occurs, unless the Parties expressly agree to some other day or time.

                   "EFFECTIVE TIME BALANCE SHEET" means WAPCO's balance sheet at the Effective Time. The Effective Time Balance Sheet shall (A) fairly present the financial position of WAPCO as at the Effective Time in accordance with GAAP applied on a basis consistent with those in the preparation of the Balance Sheet, (B) include line items substantially consistent with those in the Balance Sheet, and (C) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet.

                  "EFFECTIVE TIME DEFICIT" has the meaning set forth in Section 2(d)(i).

                  "EFFECTIVE TIME SURPLUS" has the meaning set forth in Section 2(d)(i).

                  "ENVIRONMENTAL CLAIMS" has the meaning assigned to that term in Section 15(b)(i)(c).

                  "ENVIRONMENTAL CONDITION" means any condition existing on, at or originating from, each property included within WAPCO's assets which constitutes, (A) a Release on, at or from such property of any Hazardous Materials or (B) with regards to Seller, a violation of any Environmental Laws applicable before or as of the Effective Time or any Environmental Permits or, with regard to Buyer, a violation of any Environmental Laws applicable as of or after the Effective Time or any Environmental Permits.

                  "ENVIRONMENTAL LAWS" means any and all Legal Requirements, rules, codes, policies, directives, standards, licenses or Permits of any Governmental Authority relating to Hazardous Materials, the abatement of pollution, protection or restoration of the environment, or the ensuring of public health and safety from environmental, occupational or workplace hazards, specifically including those relating to the exposure to, use, Release, threatened Release, emission, presence, storage, treatment, disposal, generation, transportation, distribution, manufacture, processing, handling, management or control of Hazardous Materials, previously, presently, or hereafter in effect, including the Safe Drinking Water Act, 42 U.S.C.
         Section 300f et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Clean Air Act, 42 U.S.C.
         Section 7401 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; Endangered Species Act, 16 U.S.C. Section 1531 et seq.; and the Pipeline Safety Act, 49 U.S.C. Section 60101, et seq., and all similar statutes and regulations thereunder adopted by the U.S., the states, the counties, the boroughs or the municipalities to which WAPCO assets are subject, or any other Governmental Authority, as each may be amended from time to time.

                  "ENVIRONMENTAL LIABILITIES" means those liabilities, actions, rights of action, contracts, Indebtedness, obligations, claims, causes of action, suits, Damages, demands, costs, expenses and attorneys' fees whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, of every kind and nature arising directly or indirectly out of or as a consequence of the actual or suspected use, storage, handling, generation, transportation, manufacture, production, release, discharge, disposal or presence of Hazardous Materials on, in, under or about WAPCO's assets or the air, soil or groundwater thereof, including, without limitation, any and all costs incurred due to any investigation of WAPCO's assets or any cleanup, remediation, removal or restoration mandated by or pursuant to any applicable Environmental Laws or agencies enforcing such applicable Environmental Laws.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ESTIMATED DIRECT NET WORKING CAPITAL" shall have the meaning set forth in Section 2(b).

                  "EXCLUDED CURRENT ASSETS" shall have the meaning set forth in the definition of "Current Assets."

                  "EXCLUDED LIABILITIES" shall have the meaning set forth in the definition of "Current Liabilities."

                  "EXCLUDED ITEMS" means all rights, liabilities and obligations of Seller with respect or relating to (i) items 10 and 11 on Schedule 5(j)(ii),(ii) all of Seller's and its Affiliates' rights relating to the Oracle financial system and ATLAS system used by Seller, and (iii) any rights, liabilities and obligations not directly related to the TAPS Interests.

                  "FERC" means the Federal Energy Regulatory Commission.

                  "FINAL DIRECT NET WORKING CAPITAL" shall have the meaning set forth in Section 2(c).

                  "FINAL STOCKHOLDER'S EQUITY" shall have the meaning set forth in Section 2(f).

                  "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor), consistently applied.

                   "GOVERNMENTAL ACTION" means any authorization, application, action, order, writ, injunction, decree, stipulation, approval, consent, ruling, decision, verdict, mandate, subpoena, command, directive, award, exemption, filing, judgment, license, notice, registration, permit or other requirement, determination, finding by, of, to or with any Governmental Authority.

                  "GOVERNMENTAL AUTHORITY" means any (A) nation, state, county, city, borough, town, village, district, territory, or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign, or other government; (C) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (D) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, in each case having jurisdiction over Seller, Buyer, WAPCO or TAPS, as the applicable context requires.

                  "HAZARDOUS MATERIAL" means (A) any chemicals, materials or substances defined as "hazardous waste," "hazardous substance," "hazardous constituent," "extremely hazardous substance," "toxic chemical," "hazardous material," "hazardous chemical," "toxic pollutant," "contaminant," "chemical," "chemical substance," "hazardous air pollutant," "pollutant," "pesticide," "toxic" or "asbestos," as such terms are defined in any of the Environmental Laws, and related substances, and all other substances which are regulated by any Environmental Laws or which may be declared to constitute a material threat to human health or to the environment, (B) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, ethylene glycol, lead, silica, and radon and (C) any Petroleum Products, except Petroleum Products that are produced, stored, refined or otherwise handled lawfully in the normal course of business and operation of the business.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INDEBTEDNESS" means with respect to any Person without duplication (A) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment, but excluding obligations to trade creditors incurred in the Ordinary Course of Business that are not overdue by six (6) months unless being contested in good faith, (B) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (C) all obligations evidenced by notes, bonds, debentures or similar instruments and (D) guaranties of indebtedness.

                  "INDEMNIFIED PARTY" has the meaning specified in Section
         15(c).

                  "INDEMNIFYING PARTY" has the meaning specified in Section
         15(c).

                  "INTELLECTUAL PROPERTY" means any and all patents, license agreements, trade secrets, trademarks, copyrights, domain names, in-house developed software, hardware information technology applications, proprietary and technical information, supplier lists and other supplier information, customer lists and other customer information, price lists, advertising and promotional materials, field performance data, research materials, other proprietary intangibles, databases, processes, technical know-how, business and product know-how, engineering and other drawings, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, sales history, model numbers, literature and phone numbers, and operating and quality control manuals and data owned, licensed, sublicensed or otherwise used by WAPCO.

                  "INTEREST" means interest at the thirty day USD LIBOR rate published by the British Bankers Association two Business Days prior to the Effective Time.

                  "INTEREST RATE" means the thirty day USD LIBOR rate published by the British Bankers Association on the 106th day after the date hereof.

                  "INTERIM TEMPORARY RATES" shall mean the temporary rates issued by the Regulatory Commission of Alaska in Order No. 10 in RCA Docket P-03-4.

                  "KNOWLEDGE" means, with respect to Seller, the actual knowledge of the following individuals: Mike Mears, Karl Meyer, Tina Granger, Rand Clark and Paula Chavez. Such individuals shall be deemed to have actual knowledge of any information gained by or submitted to the owners of TAPS by Alyeska by whatever means for the time period between June 30, 2000 and the Effective Time.

                  "LEGAL REQUIREMENT" means any applicable order, constitution, law, ordinance, regulation, statute, code or treaty issued by any federal, state, local, municipal, foreign, international, multinational, or other administrative body, including an arbitration panel, any principle of common law or judicial or administrative interpretation thereof.

                  "LIEN" means any lien, charge, mortgage, deed to secure debt, security interest, title defect, pledge, option, deed of trust, claim, easement, right of first refusal, production payment, restriction, proxy and voting or other agreement, claim, easement, preemptive right, option, right of first refusal, burden, encumbrance of any kind, rights of a vendor under any title retention, or conditional sale or lease agreement or other arrangement substantially equivalent thereto, in each case whether imposed by law, agreement, understanding or otherwise.

                  "MAPL" has the meaning specified in Section 5(l)(ii).


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

                  "MATERIAL ADVERSE CHANGE (OR EFFECT)" means (A) when used with respect to Seller or WAPCO's assets, (i) a change (or effect) in the condition (financial or otherwise), properties, WAPCO's assets, liabilities, rights, obligations, operations or business of Seller, which change (or effect), individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the condition, properties, assets, liabilities, rights, obligations, operations or business of Seller as it relates to WAPCO's assets, (ii) a result or consequence that would materially impair the ability of Seller to own, hold, develop or operate WAPCO's assets, or (iii) a result or consequence that would materially impair the ability of Seller to perform its obligations hereunder or to consummate the transaction contemplated hereunder; and (B) when used with respect to Buyer, a result or consequence that would impair Buyer's ability to perform its obligations hereunder or consummate the transactions contemplated hereby. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not in and of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect. Material Adverse Change or (Effect) shall not include an adverse effect arising from matters that generally affect the economy or industry in which the relevant Party or Williams Guarantor is engaged and shall not include any settlement of the TAPS Intrastate Rates Litigation approved by Buyer in writing or any post-Closing decisions relating to the TAPS Intrastate Rates Litigation.

                  "MINIMUM INDEMNIFIABLE AMOUNT" means $100,000.

                  "NET AFTER TAX INCOME" is equal to WAPCO's revenues minus: (A) cost of sales, (B) operating expenses, (C) depreciation, (D) sales, general and administrative expenses, (E) interest and (F) federal and state income taxes.

                  "NET CASH FLOW" means Net After Tax Income plus financial/book depreciation plus interest expense or minus interest income, as the case may be, plus financial/book federal and state income taxes minus cash federal and state income taxes.

                  "ORDINARY COURSE OF BUSINESS" means action taken if (A) consistent in nature, scope, and magnitude with past practices and is taken in the ordinary course of the normal, day-to-day operations, (B) does not require authorization by the board of directors or shareholders of Seller and does not require any other separate or special authorization of any nature, and (C) is in accordance with all Legal Requirements.

                  "PARTY" and "PARTIES" means each of Seller and Buyer, but shall not include the Williams Guarantor.

                  "PERMITS" means the permits, licenses, certificates, licenses, variances, exemptions, orders, franchises, approvals, filings, consents, accreditation, registrations and authorizations of all Governmental Authorities necessary for the lawful conduct of the business conducted by WAPCO.

                  "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, but excludes Governmental Authorities and employees of Governmental Authorities working in their capacity as employees of such Governmental Authorities.

                  "PETROLEUM PRODUCTS" means any crude oil, condensate, petroleum or petroleum products, natural or synthetic gas.

                  "PRELIMINARY EFFECTIVE TIME DEFICIT" has the meaning assigned to that term in Section 2(d)(i).

                  "PRELIMINARY EFFECTIVE TIME SURPLUS" has the meaning assigned to that term in Section 2(d)(ii).

                  "PROCEEDING" means any action, arbitration, audit, claim, inspection, notice, review, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal), at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

                  "PURCHASE PRICE" has the meaning assigned to that term in
         Section 2(a).

                  "REFINERY ASPA" has the meaning specified in the Recitals.

                  "REIMBURSEMENT" shall have the meaning set forth in Section
         15.

                  "RELEASE" or "RELEASED" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) of a substance into the environment, including the movement or continued movement of any materials through or it the air, soil, surface water, ground water or property.

                  "REPRESENTATIVE" means, with respect to any Person, any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative or agent authorized to act on behalf of such Person.

                  "RESPONSIBLE OFFICER" means, with respect to Seller or Buyer, the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or any Vice President of such Party.

                  "SELLER" has the meaning specified in the introductory paragraph of this Agreement.

                  "SELLER INDEMNIFIED PARTY" shall have the meaning set forth in
         Section 15(b)(ii).

                  "STOCKHOLDER'S EQUITY" will be derived from the Effective Time Balance Sheet. The following items will be removed from the Effective Time Balance Sheet for purposes of calculating Stockholder's Equity:(A) fixed assets and depreciation; (B) Excluded Current Assets; (C) Excluded Current Liabilities; (D) the Direct Net Working Capital; (E) all Excluded Items; (F) all other items which represent WAPCO's proportionate share of Alyeska's balance sheet; and (G) all noncurrent intercompany payables and receivables.

                  "TAPS" has the meaning specified in the Recitals.

                  "TAPS AGREEMENT" has the meaning specified in the Recitals.

                  "TAPS INTERESTS" has the meaning specified in the Recitals.

                  "TAPS INTRASTATE RATES LITIGATION" means intrastate rate case pending before the Regulatory Commission of Alaska, docket numbers P-97-4/P-97-7, P-03-4 and P-86-2.

                  "TAPS PERMITTED LIENS" means:

                           (A) the terms, conditions, restrictions, obligations,
                  exceptions, reservations, limitations and other matters contained in any rights of way or documents under which Seller has obtained any rights of way or other property rights associated with the TAPS Interests, in each case that do not, and will not, interfere materially with the possession, ownership, use, operation or value of the TAPS Interests;

                           (B) liens for property taxes and assessments that are
                  not yet due and payable as of the Effective Time (or if delinquent, that are being contested in good faith by Seller by appropriate proceedings);

                           (C) any obligations or duties affecting the TAPS
                  Interests to the extent created by any Governmental Authority under any Permit or Legal Requirement;

                           (D) easements, restrictive covenants, defects in
                  title and irregularities, and other matters that do not and will not interfere materially with the possession, ownership, use, operation or value of the TAPS Interests;

                           (E) mechanic's, materialmen's, repairmen's and other
                  statutory liens that do not and will not interfere materially with the possession, ownership, use, operation or value of the TAPS Interests; and

                           (F) transfer restrictions and requirements arising
                  under applicable Federal and state securities laws.

                  "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, or imposts, including income, gross receipts, ad valorem, value added, excise, motor fuel, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

                  "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

                  "THREATENED" means as follows: a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing or, to Seller's Knowledge, verbally) or any notice has been given (in writing or, to Seller's Knowledge, verbally).

                  "THIRD PARTY CLAIM" shall have the meaning set forth in
         Section 15.

                  "TSM" shall have the meaning set forth in Section 3(b).

                  "VALDEZ INVENTORY TRANSPORTATION REVENUE" has the meaning set forth in Section 2(e).

                  "WAPCO" has the meaning specified in the Recitals.

                  "WAPCO AGGREGATE CAP" has the meaning specified in Section 15(d)(ii).

                  "WAPCO CONTRACTS" has the meaning specified in Section 5(l).

                  "WAPCO ENVIRONMENTAL CAP" has the meaning specified in Section 15(d)(ii).

                  "WAPCO GENERAL CAP" has the meaning specified in Section 15(d)(ii).

                  "WAPCO INTERESTS" has the meaning specified in the Recitals.

                  "WAPCO PERMITTED LIENS" shall have the meaning specified in
         Section 1(a).

                  "WAPCO THRESHOLD" has the meaning specified in Section
         15(d)(i).

                  "WILLIAMS GUARANTOR" has the meaning specified in the introductory paragraph of this Agreement.

                  "WILLIAMS GUARANTY" has the meaning specified in Section 11(b)(iii).

         (b) Other Definitional Provisions.

                           (i) All references in this Agreement to Exhibits,
                  Sections, subsections and other subdivisions refer to the corresponding Exhibits, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. References in a Section of this Agreement to any Disclosure Schedule shall refer to (A) that section or schedule of the Disclosure Schedule which corresponds to the number of such Section, and (B) any other Section or Schedule that contains information or disclosures that reasonably relate to the substance of such Section or Schedule. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

                           (ii) Any representations and warranties with regards
                  to WAPCO Interests are made solely with regards to the WAPCO Interests and are not intended to imply a representation or warranty with regards to the TAPS interests.

                           (iii) Exhibits and Schedules to this Agreement are
                  attached hereto and by this reference incorporated herein for all purposes.

                           (iv) References to "days" in this Agreement shall
                  refer to calendar days, unless otherwise specified.

                           (v) The words "THIS AGREEMENT," "HEREIN," "HEREBY,"
                  "HEREUNDER" and "HEREOF," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "THIS SECTION" and "THIS SUBSECTION," and words of similar import, refer only to the Section or subsection hereof in which such words occur. The word "OR" is not exclusive, and the word "INCLUDING" (in its various forms) means including without limitation.

                           (vi) Pronouns in masculine, feminine or neuter
                  genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         This Purchase Agreement is executed as of the date first above stated.

                                            KOCH ALASKA PIPELINE COMPANY, LLC

                                            By:         /s/ Patrick M. McCann
                                                        ------------------------
                                            Name:       Patrick M. McCann
                                                        ------------------------
                                            Title:      President
                                                        ------------------------

                                            WILLIAMS ENERGY SERVICES, LLC

                                            By:         /s/ Phillip D. Wright
                                                        ------------------------
                                            Name:       Phillip D. Wright
                                                        ------------------------
                                            Title:      Senior Vice President
                                                        ------------------------

                                            THE WILLIAMS COMPANIES, INC.

                                            By:         /s/ Phillip D. Wright
                                                        ------------------------
                                            Name:       Phillip D. Wright
                                                        ------------------------
                                            Title:      Senior Vice President
                                                        ------------------------